UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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THE E.W. SCRIPPS COMPANY
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THE E.W. SCRIPPS COMPANY

Scripps Center
312 Walnut Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
 TO BE HELD MAY 2, 2017
TO THE SHAREHOLDERS OF THE E.W. SCRIPPS COMPANY
The Annual Meeting of the Shareholders of The E.W. Scripps Company (the “Company”) will be held at the Scripps Center, 10th floor conference center, 312 Walnut Street, Cincinnati, Ohio, on Tuesday, May 2, 2017, at 4:00 p.m., local time, for the following purposes:
1.to elect directors;
2.to hold an advisory (non-binding) vote to approve named executive officer compensation (a “say-on-pay vote”);
3.to hold an advisory (non-binding) vote on the frequency of say-on-pay votes; and
4.to transact such other business as may properly come before the meeting.
The board of directors has fixed the close of business on March 8, 2017, as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting and any adjournment thereof.
If you plan to attend the meeting and need special assistance because of a disability, please contact the secretary’s office at secretary@scripps.com.
We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow companies to deliver proxy materials to their shareholders on the Internet. On or about March 23, 2017, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and were provided access to our proxy materials over the Internet. The proxy materials include the 2016 Annual Report to Shareholders and the Proxy Statement.
We encourage you to attend the Annual Meeting of Shareholders. However, it is important that your shares be represented whether or not you are personally able to attend. Even if you plan to attend the Annual Meeting of Shareholders, please vote as instructed on the Notice, via the Internet or the telephone, as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.
Your proxy is being solicited by the board of directors.

Julie L. McGehee, Esq.
Secretary and Vice President

March 23, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2017
The Proxy Statement and Annual Report to Shareholders are available without charge at
http://materials.proxyvote.com/811054

The E.W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202

PROXY STATEMENT
2017 ANNUAL MEETING
May 2, 2017
This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors of The E.W. Scripps Company, an Ohio corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Tuesday, May 2, 2017, at the Scripps Center, 10th floor conference center, 312 Walnut Street, Cincinnati, Ohio, at 4:00 p.m. local time.
The close of business on March 8, 2017, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
INTERNET AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials to our shareholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission, instead of mailing printed copies of those materials to each shareholder. On March 23, 2017, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote via the Internet or by telephone.
This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you would prefer to continue to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
VOTING PROCEDURES
On March 8, 2017, the Company had outstanding 70,257,836 Class A Common Shares, $.01 par value per share (“Class A Common Shares”), and 11,932,722 Common Voting Shares, $.01 par value per share (“Common Voting Shares”). Holders of Class A Common Shares are entitled to elect the greater of three or one-third of the directors of the Company but are not entitled to vote on any other matters except as required by Ohio law. Holders of Common Voting Shares are entitled to elect all remaining directors and to vote on all other matters requiring a vote of shareholders. Each Class A Common Share and Common Voting Share is entitled to one vote upon matters on which such class of shares is entitled to vote.
To have a quorum necessary to conduct business at the meeting, it is necessary to have shares that represent (in person or by proxy) the holders of (i) a majority of our Class A Common Shares outstanding on the record date, and (ii) a majority of our Common Voting Shares outstanding on the record date. Shares represented in person or by proxy (including shares that abstain or do not vote with respect to a particular proposal and “broker non-votes” for proposals of routine matters) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
If you are a shareholder of record (i.e., you directly hold your shares through an account with our transfer agent, Computershare), you can vote using one of the three methods described below. If you are a beneficial owner (i.e., you indirectly hold your shares through a nominee such as a bank or broker), you can vote using the methods provided by your nominee.

VOTE BY INTERNET www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information.	VOTE BY PHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions.	TO REQUEST PAPER VOTING MATERIALS 1-800-579-1639 OR email sendmaterial@proxyvote.com

SOLICITATION OF PROXIES
The solicitation of proxies is made by and on behalf of the board of directors. The Company will pay the cost of the solicitation of proxies, including the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares. The Company has retained Broadridge Financial Solutions, Inc. at an estimated cost of $6,000 to assist the Company in the solicitation of proxies from brokers, nominees, institutions and individuals.

PROPOSAL 1

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
A board of eleven directors is to be elected, three by the holders of Class A Common Shares voting separately as a class and eight by the holders of Common Voting Shares voting separately as a class. The nominating & governance committee recommended to the board of directors each of the nominees set forth below. In the election, the nominees receiving the greatest number of votes will be elected. Directors are elected by the shareholders for terms of one year and hold office until their successors are elected and qualify.
Each proxy for Class A Common Shares executed and returned by a holder of such shares will be voted for the election of the three directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Each proxy for Common Voting Shares executed and returned by a holder of such shares will be voted for the election of the eight directors hereinafter shown as nominees for such class of shares, unless otherwise indicated on such proxy. Although the board of directors does not contemplate that any of the nominees hereinafter named will be unavailable for election, in the event that any such nominee is unable to serve, the proxies will be voted for the remaining nominees and for such other person(s), if any, as the board may propose.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR WHICH YOU ARE ENTITLED TO VOTE FOR ELECTION AS A DIRECTOR.

REPORT ON THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
The following table sets forth certain information as to each of the nominees for election to the board of directors.

Name	Age*	Director Since	Principal Occupation or Occupations/Business Experience for Past Five Years

Nominees for Election by Holders of Class A Common Shares
Roger L. Ogden(1)	71	2008
Retired since July 2007. President and General Manager of KUSA Denver from August 1997 until July 2005. President and CEO of Gannett Broadcasting from July 2005 until July 2007. Senior Vice President of Design, Innovation and Strategy for Gannett Co., Inc. from June 2006 until July 2007.

J. Marvin Quin	69	2009	Retired since May 2008. Chief Financial Officer of Ashland Inc. from 1992 until April 2008. Various executive positions with Ashland from June 1972 through May 2008. Lead director since 2013.
Kim Williams(2)	61	2008
Retired since 2006. Senior Vice President, Partner, and Associate Director of Global Industry Research at Wellington Management Company, LLP from 1995 until 2001. Senior Vice President, Partner, Global Industry Analyst from 1986 until 1995.

Nominees for Election by Holders of Common Voting Shares
Charles L. Barmonde(3)	41	2015	Private investor, educator and entrepreneur. Founder of Arch Contemporary Ceramics, a gallery, studio and education enterprise. Trustee of the Scripps Howard Foundation since 2011.
Richard A. Boehne(4)	60	2008
Chairman of the Board, President and Chief Executive Officer since 2013. President and Chief Executive Officer of the Company since July 2008. Executive Vice President and Chief Operating Officer from April 2006 to June 2008. Executive Vice President from February 1999 until June 2008.

Kelly P. Conlin(5)	57	2013	Chairman and CEO of Zinio, Inc. Chief Executive Officer of NameMedia from 2006 to 2015. Chief Executive Officer of Primedia from 2003 to 2005. Chief Executive Officer of IDG Inc. from 1995 to 2002.
John W. Hayden(6)	59	2008	President and CEO of CJH Consulting. President and CEO of The Midland Company from 1998 to 2010. Chairman, President and CEO of American Modern Insurance Group from 1996 to 1998.
Anne M. La Dow(3)	58	2012	Private investor and former Human Resources Director of the Ventura County Star.
R. Michael Scagliotti(3)	45	—	Private investor and educator. Trustee of the Scripps Howard Foundation since 2015.
Adam P. Symson	42	—
Chief Operating Officer since 2016. Senior Vice President of Digital from 2013 through 2016. Chief Digital Officer from 2011 through 2013. Vice President Interactive Media/Television from 2007 to 2011.

Peter B. Thompson(7)	47	—
Executive Vice President and Chief Operating Officer of TiVo since September 2016. Vice President, Product Partnering of Sonos, Inc. from 2015 to 2016. Senior Vice President of Ericsson Corporation from 2013 to 2015. Corporate VP, Microsoft TV Division in 2012.

(1)	Mr. Ogden is a director of Worthpoint Company (an online resource for collectors).

(2)	Ms. Williams is a director of Weyerhauser Company (a forest products company) and Xcel Energy, Inc. (a utility company).

(3)
Mr. Barmonde, Ms. La Dow and Mr. Scagliotti are all Signatories to the Scripps Family Agreement. Ms. La Dow and Messrs. Barmonde and Scagliotti are cousins. See "Related Party Transactions-Scripps Family Agreement" below.

(4)	Mr. Boehne is a director of the Associated Press (an independent newsgathering organization) and Northern Kentucky University (a public, co-educational university).

(5)	Mr. Conlin is a director of NameMedia, Inc. (an online domain marketplace company) and Copyright Clearance Center (a copyright licensing service company).

(6)	Mr. Hayden is a director of Ohio National Financial Services Co. (a mutual insurance and financial services company), ABR Re (a Bermuda-based reinsurance company) and Hauser Private Equity.

(7)	Mr. Thompson is a director of Sigma Designs, Inc. (a leading provider of intelligent system-on-chip solutions focused on Smart TV platforms and Internet of Things [IoT]).

*	Age reflected as of March 23, 2017.

REPORT ON THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of January 31, 2017, unless indicated otherwise in the footnotes below, of more than 5 percent of the Company’s outstanding Class A Common Shares or Common Voting Shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them. The percentages shown in the table are based on 70,021,010 Class A Common Shares and 11,932,722 Common Voting Shares outstanding as of January 31, 2017.

Name and Address of Beneficial Owner	Class A Common Shares	Percent of Class	Common Voting Shares	Percent of Class
Signatories to Scripps Family Agreement(1) Tracy Tunney Ward Miramar Services, Inc. 250 Grandview Ave., Suite 44 Ft. Mitchell, KY 41017	12,373,851	17.7%	11,130,723	93.3%
GAMCO Investors, Inc.(2) One Corporate Center Rye, NY 10580-1435	11,216,712	16.0%	—	—
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	6,607,958	9.4%	—	—
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	5,958,649	8.5%	—	—
JPMorgan Chase & Co.(5) 270 Park Ave New York, NY 10017	5,340,734	7.6%	—
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	4,745,617	6.8%	—	—
Victory Capital Management Inc.(7) 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	3,686,586	5.3%	—	—

(1)
The information in the table and this footnote is based on information provided to the Company by Miramar Services, Inc. and information contained in Amendment 6 (dated May 19, 2015) to a Schedule 13D filed with the Securities and Exchange Commission by descendants of Robert P. Scripps, descendants of John P. Scripps, certain trusts of which descendants of John P. Scripps or Robert P. Scripps are trustees or beneficiaries, and an estate of a descendant of Robert P. Scripps, all of whom or which are Signatories to the Scripps Family Agreement, which governs the voting of all Common Voting Shares held by them. Miramar Services, Inc. provides administrative services to certain members of the Scripps Family. The Signatories to the Scripps Family Agreement report shared voting power with each other with respect to the Common Voting Shares shown in the table. In addition to these Common Voting Shares, according to such Schedule 13D, two of the Signatories act as co-trustees with respect to 534,666 Common Voting Shares on behalf of a minor descendant who is not a party to the Scripps Family Agreement, and another Signatory acts as a trust advisor to trusts holding 267,333 Common Voting Shares for the benefit of certain minor descendants who are not party to the Scripps Family Agreement. Signatories of the Scripps Family Agreement also own 12,267,234 Class A Common Shares, and have the right to acquire 106,617 additional Class A Common Shares subject to currently exercisable options. Such options are held by Mr. Paul K. Scripps, Mr. Edward W. Scripps, Jr. and Ms. Nackey E. Scagliotti, who are former directors of the Company. Class A Common Shares are not subject to the Scripps Family Agreement. The two Signatories mentioned above who act as co-trustees on behalf of a minor descendant who is not a party to the Scripps Family Agreement may be deemed to share beneficial ownership of a total of 653,204 Class A Common Shares held for the benefit of such minor descendant. The Signatory referred to above who acts as a trust advisor to trusts for the benefit of certain other minor descendants who are not party to the Scripps Family Agreement may be deemed to beneficially own 326,601 Class A Common Shares as trust advisor for such minor descendants. No single individual or trust that is a Signatory beneficially owns 5% or more of the Company’s outstanding Class A Common Shares. The following Signatories may be deemed to beneficially own, or share beneficial ownership with other Signatories of, more than 5% of the Common Voting Shares as a result of direct ownership or indirect ownership as trustees for various trusts or as co-guardians or advisors for the above-referenced minors: Barbara Victoria Scripps Evans (6.8%); Elizabeth A. Logan (6.7%); Mary McCabe Peirce (6.3%); Paul K. Scripps (6.3%); Peter R. La Dow (8.4%); Rebecca Scripps Brickner (6.7%); Virginia S. Vasquez (6.7%); Charles E. Scripps, Jr. (5.2%); Eaton M. Scripps (5.2%); and Edward W. Scripps, Jr. (5.2%). See “Related Party Transactions – Scripps Family Agreement” below. The reporting parties filing the Schedule 13D are Virginia S. Vasquez, Rebecca Scripps Brickner, Estate of Robert P. Scripps, Jr., Edward W. Scripps, Jr., Corina S. Granado, Jimmy R. Scripps, Mary Ann S. Sanchez, Margaret Scripps Klenzing, William H. Scripps, Marilyn S. Wade, Adam R. Scripps, William A. Scripps, Gerald J. Scripps, Charles E. Scripps, Jr., Eli W. Scripps, Jonathan L. Scripps, Peter M. Scripps, Barbara Victoria Scripps Evans, Molly E. McCabe, John P. Scripps Trust FBO Peter M. Scripps under agreement dated 2/10/77, John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, John P. Scripps Trust FBO Barbara Scripps Evans under agreement dated 2/10/77, The Marital Trust of the La Dow Family Trust, Anne M. La Dow Trust under agreement dated 10/27/2011, The La Dow Family Trust under agreement dated 6/29/2004, John Peter Scripps 2013 Revocable Trust under agreement dated 12/20/13, John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84, John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/24/84, Douglas A. Evans 1983 Trust, Ellen M. Scripps Kaheny Revocable Trust and agreement dated 4/17/14, Victoria S. Evans Trust under agreement dated 5/19/2004,

Peter M. Scripps Trust under agreement dated 11/13/2002, Paul K. Scripps Family Revocable Trust under agreement dated 2/7/1994, Thomas S. Evans Irrevocable Trust under agreement dated 11/13/2012, Scripps Family 1992 Revocable Trust under agreement dated 6/9/92, Thomas S. Evans, Douglas A. Evans, Julia Scripps Heidt, Paul K. Scripps, Charles Kyne McCabe, Peter R. La Dow, J. Sebastian Scripps, Anne M. La Dow, Wendy E. Scripps, Nackey E. Scagliotti, Cynthia J. Scripps, Elizabeth A. Logan, Mary Peirce, John P. Scripps, Eva Scripps Attal, Megan Scripps Tagliaferri, Eaton M. Scripps, Kathy Scripps, Ellen M. Scripps Kaheny, Wesley W. Scripps, Careen Cardin, Cody Dubuc, R. Michael Scagliotti, Sam D. F. Scripps, Welland H. Scripps, William A. Scripps, Jr., Kendall S. Barmonde, Charles L. Barmonde, Manuel E. Granado, Geraldine Scripps Granado, Raymundo H. Granado, Jr., Anthony S. Granado, Ellen B. Granado, Crystal Vasquez Lozano, Elizabeth Scripps, James Bryce Vasquez, John Patrick Scripps, Keon Korey Vasquez, Peggy Scripps Evans, Samuel Joseph Logan, Maxwell Christopher Logan, Savannah Brickner, Monica Holcomb, Samantha Brickner and the Monica Holcomb 2015 Trust, Robert S. Heidt III, Austin S. Heidt, Nathanial W. Heidt, Jenny Sue Scripps Mitchell and Jessica L. Scripps.

(2)
GAMCO Investors, Inc. filed Amendment No. 8 to Schedule 13D with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on January 30, 2017. The information in the table is based on the information contained in such filing. Such report states that GAMCO Investors, Inc. and its affiliates have sole voting power over 10,772,610 shares and sole investment power over 11,216,712 shares.

(3)
Blackrock, Inc. filed Amendment No. 6 to Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on January 24, 2017. The information in the table is based on the information contained in such filing for the year ended 2016. Such report states that Blackrock, Inc. has sole voting power over 6,491,615 shares and sole investment power over 6,607,958 shares.

(4)
Dimensional Fund Advisors LP filed Amendment No. 4 [sic] to Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 9, 2017. The information in the table is based on the information contained in such filing for the year ended 2016. Such report states that Dimensional Funds Advisors LP has sole voting power over 5,799,825 shares and sole investment power over 5,958,649 shares.

(5)
JPMorgan Chase & Co. filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company's Class A Common Shares on January 27, 2017. The information in the table is based on the information contained in such filing for the year ended 2016. Such report states that JPMorgan Chase & Co. has sole voting power over 4,971,555 shares and sole investment power over 5,340,734 shares.

(6)
The Vanguard Group filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company’s Class A Common Shares on February 9, 2017. The information in the table is based on the information contained in such filing for the year ended 2016. Such report states that The Vanguard Group has sole voting power over 69,558 shares, shared voting power over 7,400 shares, sole investment power over 4,671,460 shares and shared investment power over 74,157 shares.

(7)
Victory Capital Management Inc. filed a Schedule 13G with the Securities and Exchange Commission with respect to the Company's Class A Common Shares on February 10, 2017. The information in the table is based on the information contained in such filing for the year ended 2016. Such report states that Victory Capital Management Inc. has sole voting power over 3,589,286 shares and sole investment power over 3,686,586 shares.

REPORT ON THE SECURITY OWNERSHIP OF MANAGEMENT
The following information is set forth with respect to the Company’s Class A Common Shares and Common Voting Shares beneficially owned as of January 31, 2017, by each director and each nominee for election as a director of the Company, by each named executive officer, and by all directors and executive officers of the Company as a group. As of January 31, 2017, there were 70,021,010 Class A Common Shares outstanding and 11,932,722 Common Voting Shares outstanding. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

Name of Individual or Number of Persons in Group	Class A Common Shares(1)	Exercisable Options(2)	Restricted Share Units(3)	Total Class A Common Shares(4)	Percent of Class	Common Voting Shares	Percent of Class
Richard A. Boehne	489,200	—	65,429	554,629	*	—	—
Charles L. Barmonde(5)	2,244	—	—	2,244	*	51,000	*
Kelly P. Conlin	9,811	—	—	9,811	*	—	—
John W. Hayden(6)	56,918	118,094	—	175,012	*	—	—
Anne M. La Dow(5)(7)	12,995	—	—	12,995	*	39,552	*
Roger L. Ogden	56,961	80,138	—	137,099	*	—	—
Mary McCabe Peirce(5)(8)	1,002,106	—	—	1,002,106	1.4%	749,999	6.3%
R. Michael Scagliotti(5)	—	—	—	—	—	101,000	*
Peter B. Thompson	—	—	—	—	—	—	—
J. Marvin Quin(6)	56,479	—	—	56,479	*	—	—
Kim Williams(6)	56,985	118,094	—	175,079	*	—	—
Lisa A. Knutson	40,294	—	—	40,294	*	—	—
Brian G. Lawlor	71,002	—	—	71,002	*	—	—
Adam P. Symson	21,196	—	—	21,196	*	—	—
Timothy M. Wesolowski	68,131	—	—	68,131	*	—	—
Other officers not named individually(9)	117,371	—	24,256	141,627	*	—	—
All directors and executive officers as a group (17 persons)	2,061,693	316,326	89,685	2,467,704	3.5%	941,551	7.9%

*	Shares owned represent less than 1 percent of the outstanding shares of such class of stock.

(1)	The shares listed for each of the executive officers and directors represent his or her direct or indirect beneficial ownership of Class A Common Shares.

(2)	The shares listed for each of the directors include Class A Common Shares underlying options exercisable at January 31, 2017.

(3)
The shares listed for each of the executive officers and directors include Class A Common Shares underlying restricted share units that are convertible within 60 days of January 31, 2017, and have no additional vesting requirements.

(4)	None of the shares listed for any officer or director is pledged as security for any obligation.

(5)
Mr. Barmonde, Ms. La Dow, Ms. Peirce and Mr. Scagliotti are Signatories to the Scripps Family Agreement. See “Report on the Security Ownership of Certain Beneficial Owners” above and “Related Party Transactions-Scripps Family Agreement” below.

(6)
In addition to the shares listed, the director defers a portion of his or her director fees in a “phantom shares” account. These “phantom shares” have no voting or other rights. Mr. Hayden has 77,688 phantom shares and has chosen payment in cash rather than payment in Class A Common Shares. Mr. Quin has 19,304 phantom shares and Ms. Williams has 39,223 phantom shares and both have elected payment in Class A Common Shares.

(7)	Includes shares held by the Anne M. La Dow Trust under agreement dated 10/27/2011, of which Ms. La Dow is trustee.

(8)	Includes 653,204 Class A Common Shares and 534,666 Common Voting Shares held as co-trustee with Elizabeth A. Logan for the benefit of a minor who is not a party to the Scripps Family Agreement.

(9)	The shares listed include shares beneficially owned by two executive officers who are not listed individually.

REPORT ON THE BOARD OF DIRECTORS AND ITS COMMITTEES
2016 Board Meetings
During 2016, the board held four regularly scheduled meetings and one telephonic meeting. All directors attended at least 75 percent of the meetings of the board and of the committees on which they served during 2016.
Executive Sessions of Directors
During 2016, executive sessions of non-management directors were held regularly. The director who presided at these meetings was the lead independent director or another director selected by the board at the time of such meeting.
Committee Charters
The charters of the audit, compensation and nominating & governance committees are available for review on the Company’s Web site by first clicking on "Investors" and then on “Corporate Governance.” Copies are available in print to any shareholder who requests a copy by contacting the Company’s secretary at secretary@scripps.com or by mail at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202.
Committees of the Board of Directors
Executive Committee. Richard A. Boehne (chair), Mary McCabe Peirce and J. Marvin Quin are the members of the executive committee. This committee may exercise all of the powers of the board in the management of the business and affairs of the Company between board meetings except the power to fill vacancies on the board or its committees. The executive committee meets only as necessary. During 2016, the executive committee did not hold any meetings.
Audit Committee. J. Marvin Quin (chair), Kelly P. Conlin, John W. Hayden and Kim Williams are the members of the audit committee. The purpose of the committee is to assist the board in fulfilling its oversight responsibility relating to (1) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (2) the performance of the internal audit services function; (3) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence, performance and fees; (4) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (5) the review of the Company’s enterprise risk issues; and (6) the fulfillment of all other responsibilities as outlined in its charter. The internal and independent auditors have unrestricted access to the audit committee. The committee meets privately with each of the independent auditors, the internal auditors and management. During 2016, the audit committee held four meetings and two telephonic meetings.
Compensation Committee. Roger L. Ogden (chair), Mary McCabe Peirce and Kim Williams are the members of the compensation committee. The committee is appointed by the board of directors to discharge the board’s responsibilities relating to compensation of the Company’s directors and officers. The committee reviews and approves the Company’s compensation principles that apply generally to Company employees. It also reviews and approves the Company’s goals and objectives relevant to compensation of the chief executive officer and executive officers with the title of senior vice president or higher (“senior executives”) and evaluates their performance in light of those goals and objectives. Annually, the compensation committee conducts a performance review of the chief executive officer, the results of which are shared with the entire board of directors. With respect to senior executives, the committee reviews and approves a peer group of companies against which it compares the Company’s compensation programs and practices for senior executives and directors. The committee reviews all of the components of the chief executive officer’s and the senior executives’ compensation, including goals and objectives, employment arrangements, severance arrangements or plans, incentive plans, employee benefit plans, perquisite arrangements, the Incentive Compensation Recoupment Policy (“claw-back policy”) and stock ownership guidelines, and makes recommendations to the board of directors. The committee has the authority to administer the cash-based incentive plans, severance arrangements or plans and change in control arrangements or plans covering the chief executive officer and senior executives. The committee is also responsible for reviewing the result of any shareholder advisory vote regarding the compensation of the Company’s named executive officers and making recommendations to the board on how to respond to those votes as well as recommending to the board whether to hold the shareholder advisory vote every one, two or three years. The committee oversees the annual review of the Company’s compensation policies and practices for all employees, including non-senior executives, to determine whether they create financial risks.
With respect to any funded employee benefit plans covering employees of the Company subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, the committee has the definitive authority to appoint and terminate the named fiduciary or named fiduciaries of such plan(s). The committee reviews succession planning relating to positions held by senior officers of the Company and reviews director compensation and makes recommendations with respect thereto to the board of directors. The committee has the authority to engage outside consultants to assist in determining appropriate compensation levels for the chief executive officer, other senior managers or directors. In 2016, the committee retained Exequity, LLC to assist it in developing and reviewing our executive and director compensation strategy and program. The committee is also responsible for producing an annual report for inclusion in the Company’s proxy statement and reviewing and approving the Compensation Discussion and Analysis and related compensation disclosures included in the Company’s proxy statement. During 2016, the compensation committee held four meetings.
Nominating & Governance Committee. John W. Hayden (chair), Charles L. Barmonde and Anne M. La Dow are the members of the nominating & governance committee. The purpose of the committee is (1) to assist the board by identifying individuals qualified to become board members and to recommend director nominees to the board; (2) to recommend to the board corporate governance principles that might be applicable to the Company; (3) to lead the board in its annual review of the board’s performance; and (4) to recommend to the board nominees for each committee of the board. During 2016, the nominating & governance committee held four meetings.
CORPORATE GOVERNANCE
The board of directors is committed to good corporate governance, good business practices and transparency in financial reporting. The nominating & governance committee annually reviews the Company’s corporate governance principles, a copy of which is available on the Company’s Web site by first clicking on "Investors" and then on “Corporate Governance.” Copies are available in print to any shareholder who requests a copy by contacting the Company’s secretary at secretary@scripps.com or at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202.
Board Leadership
Richard A. Boehne, the Company’s President and Chief Executive Officer, serves as chairman of the board. Mr. Quin serves as the lead independent director.
Charitable Contributions
The Company has not made any charitable contributions, where the amount exceeded $1 million or 2 percent of such charity’s consolidated gross revenues, to any charitable organization of which a director is an executive officer.
Code of Conduct
The Company demonstrates its commitment to operate at the highest ethical standards by enforcing the principles in its Code of Conduct, which is applicable to all employees. The Company’s chief ethics officer is responsible for implementation and oversight of the ethics program and reports to the nominating & governance committee on quarterly activity. Additionally, the Company has in place a Code of Business Conduct and Ethics for the Chief Executive Officer and the Senior Financial and Accounting Officers. It is the responsibility of the nominating & governance committee and the chief financial officer to make sure that this policy is operative and has effective reporting and enforcement mechanisms. Both the Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers and the Code of Conduct are available for review on the Company’s Web site at www.scripps.com (click on "Investors" and then on “Corporate Governance”) and to any shareholder who requests a printed copy from the Company’s secretary at secretary@scripps.com or at 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202.
The Company believes it has an obligation to provide employees with the guidance and support needed to ensure that lawful and ethical choices are made at work. To support this commitment, the Company requires all employees to take an online code of conduct learning module biennially to ensure that employees understand the Code of Conduct and the importance that the Company places on ethical behavior and compliance with the law. In addition, the Company has established a means for employees to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics relating, among other things, to: accounting and auditing matters; antitrust activity; confidentiality and misappropriation; conflict of interest; discrimination or harassment; diverting of product or business activity; embezzlement; employee relations; falsification of contracts, reports or records; gifts or entertainment; improper supplier or contractor activity; leadership or management issues; securities law violations; sexual harassment; substance abuse; theft; or unsafe working conditions. To submit a report, an employee may call a toll-free number that is answered by a trained professional of EthicsPoint, an independent firm. This number (888-397-4911) is operational 24 hours a day, seven days a week. Employees may also raise questions online through the Internet (www.ethicspoint.com) or by a direct phone line to the Company’s chief ethics officer.
Communications with Directors
Shareholders and other interested parties wishing to communicate with the board of directors may do so by addressing letters to the secretary of the Company at secretary@scripps.com or by mail at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202. The board has instructed the secretary to review all communications so received (via e-mail or regular mail), and to exercise her discretion not to forward to the directors correspondence that is not germane to the business affairs of the Company. Correspondence not forwarded will be retained for one year, and any director may request the secretary to forward any and all such communications to the directors.

Director Attendance at Annual Meetings of Shareholders
The Company does not have a policy with regard to attendance by board members at the Annual Meeting of Shareholders. All board members attended the Company’s 2016 Annual Meeting of Shareholders.
Director Education
New directors attend an orientation session that introduces them to the Company’s operations and to the members of management. Thereafter, directors are informed on a regular basis of various director educational programs offered by governance and director organizations. The Company pays for the continuing education of its directors. The director orientation policy is reviewed by the nominating & governance committee annually.
Director Independence
The board of directors of the Company has determined that, with the exception of Richard A. Boehne, the President and Chief Executive Officer, and Adam P. Symson, Chief Operating Officer, all of the directors and nominees for director are independent under the standards established by the New York Stock Exchange. All of the members of the nominating & governance committee, audit committee and compensation committee are independent under such standards.
Director Independence — Audit Committee
The board of directors of the Company has determined that none of the current members of the audit committee has any relationship with the Company that could interfere with his or her exercise of independence from management and the Company. Each of the members satisfies the definitions of independence set forth in the rules promulgated under the Sarbanes-Oxley Act and in the listing standards of the New York Stock Exchange. The board determined that each member of the committee is financially literate as defined under the current NYSE rules and that Mr. Quin is an audit committee financial expert as defined in the Securities and Exchange Commission rules adopted under the Sarbanes-Oxley Act.
Director Independence — Controlled Company Status
The New York Stock Exchange requires listed companies to have a majority of independent directors on their boards and to ensure that their audit committee, compensation committee and nominating & governance committee are composed entirely of independent directors as well. A company that qualifies as a “controlled company” does not have to comply with these independence rules so long as it discloses to shareholders that the company qualifies as a “controlled company” and that it is relying on this exemption in not having a majority of independent directors on the board or not having audit, compensation, and nominating & governance committees comprised entirely of independent directors. A “controlled company” is a listed company of which more than 50 percent of the voting power is held by an individual, a group, or another company. The Signatories to the Scripps Family Agreement hold a majority of the Company’s outstanding Common Voting Shares. As such, the Company qualifies as a “controlled company” and may rely on the NYSE exemption. The Company is not relying at present on that exemption.
Director Nominations
The nominating & governance committee will consider any candidate recommended by the shareholders of the Company in light of the committee’s criteria for selection of new directors. If a shareholder wishes to recommend a candidate, he or she should send the recommendation, with a description of the candidate’s qualifications, to: Chair, Nominating & Governance Committee, c/o Ms. Julie L. McGehee, The E.W. Scripps Company, 312 Walnut Street, Suite 2800, Cincinnati, Ohio 45202 or at secretary@scripps.com. In the past, the committee has hired an independent consultant to assist with the identification and evaluation of director nominees and may do so in the future.
Director Qualifications and Diversity
When selecting director nominees, the nominating & governance committee considers requirements of applicable law and listing standards, as well as the director qualification standards highlighted in the Company’s corporate governance principles. The committee is responsible for reviewing with the board the requisite skills and characteristics of board candidates as well as the diversity and composition of the board as a whole. A person considered for nomination to the board must be a person of high integrity. Other factors considered are independence, age, gender, skills, industry knowledge and experience in the context of the needs of the board. The board does not have a formal diversity policy. The nominating & governance committee makes recommendations to the board regarding the selection of director nominees.
For each director nominated for election at the Company’s 2017 Annual Meeting of Shareholders, the board considered each of the factors highlighted in the preceding paragraph, and the nominees’ biographical information and work experience and determined that, if elected, the nominees would enable the board as a whole to perform its duties in an efficient and effective manner. Among other things, all of the nominees bring integrity and good business judgment to board discussions. More specifically, Mr. Ogden, Ms. Williams, Mr. Boehne, Mr. Conlin, Mr. Symson and Mr. Thompson bring a working knowledge of the industry or have direct television or digital experience; Mr. Hayden is a retired chief executive officer; Mr. Quin brings financial expertise to the discussions; and Mr. Barmonde (Scripps family member), Ms. La Dow (Scripps family member and former employee of a subsidiary of the Company) and Mr. Scagliotti (Scripps family member) bring to the board institutional knowledge and a thorough understanding of the Company’s history and vision.
Mr. Scagliotti was recommended to the nominating & governance committee by the Scripps Family. Mr. Thompson was identified through a third-party search firm engaged by the nominating & governance committee.
The Company maintains a general retirement age for directors who are not signatories to the Scripps Family Agreement of 72 with two optional, one-year extensions, with approval from the full board of directors.
Director Service on Other Audit Committees
None of the Company’s directors currently serves on the audit committees of more than three public companies.
Risk Oversight — the Board’s Role
Risk oversight is a key responsibility of the board of directors, the fulfillment of which is of primary importance to the Company. Through its periodic review of the Company’s business strategies, the board assesses management’s perception of and tolerance for risk and advises on the appropriate level of risk for the Company. The audit committee of the board of directors reviews and discusses the Company’s risk assessment and risk management policies with management on a quarterly basis. The Company’s governance, enterprise risk management and compliance (“GRC”) committee reports quarterly to the audit committee, and the committee’s written risk management report is included in the board’s quarterly meeting materials. The GRC committee is chaired by the Company’s General Counsel (chief compliance officer), who reports directly to the audit committee on compliance matters, and its members are division leaders and heads of key functional areas such as finance, human resources and information technology.

AUDIT COMMITTEE MATTERS
Responsibilities
The audit committee is comprised solely of independent directors and, among other things, is responsible for the following reviews, approvals and processes.

•	The engagement of the Company’s independent auditors.

•	The determination as to the independence and performance of the independent auditors.

•	The determination as to the performance of the internal auditors.

•	Review of the scope of the independent audit and the internal audit plan.

•	Pre-approval of audit and non-audit services.

•	Review of disclosure controls and procedures.

•	Review of management’s annual report on internal controls over financial reporting.

•	Review of annual and quarterly Securities and Exchange Commission filings.

•	Review of communications required to be reported to the committee by the independent auditors.

•	Review of certain regulatory and accounting matters with internal and independent auditors.

•	Consultation with independent auditors.

•	Preparation of its report for the proxy statement.

•	Committee performance evaluation.

•	Review of policies for employing former employees of the independent auditors.

•	Review of financial “whistleblowing” complaints.

•	Review of legal and regulatory compliance.

•	Review of enterprise risk issues.

•	Review of certain transactions with directors and related parties.
In discharging its oversight responsibility as to the audit process, the audit committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2016, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The committee also discussed with the Company’s internal auditor, and with Deloitte & Touche LLP, and its subsidiaries and affiliates (“Deloitte”), the Company’s independent registered public accounting firm for the year ended December 31, 2016, the overall scope and plan for their respective audits. The committee meets with the internal auditor and Deloitte, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Independence of the External Auditors
The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the committee subject to certain restrictions. The policy sets out the specific services pre-approved by the committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired.
Service Fees Paid to the Independent Registered Public Accounting Firm
The following table sets forth fees for all professional services rendered by Deloitte to the Company for the years ended December 31, 2016, and December 31, 2015.

	2016	2015
Audit fees	$1,304,448	$1,463,400
Audit-related fees	56,282	464,422
Total audit and audit-related fees	1,360,730	1,927,822
Tax fees	14,625	45,155
Total fees	$1,375,355	$1,972,977

Services Provided by Deloitte
All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:
Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company and certain subsidiary companies, review of financial statements included in the Company’s quarterly 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees — These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; audits and reviews associated with registration statements related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation or contract; and consulting on financial accounting/reporting standards and controls. Audit-related fees in 2015 include work associated with the transaction with Journal Communications, Inc.
Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; tax compliance for employee benefit plans; and tax work stemming from “Audit-Related” items.
These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
In connection with the financial statements for the fiscal year ended December 31, 2016, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management; and

(2)	discussed with Deloitte the matters required to be discussed as pursuant to auditing standards adopted by the Public Company Accounting Oversight Board; and

(3)
received the written disclosures and letter from Deloitte required by applicable requirements of the Public Accounting Oversight Board regarding Deloitte’s communication with the audit committee concerning independence, and has discussed with Deloitte, Deloitte’s independence.

Based upon these reviews and discussions, the audit committee recommended to the board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

The Audit Committee

J. Marvin Quin, Chair
Kelly P. Conlin
John W. Hayden
Kim Williams

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company’s board of directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:
Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.
The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee

Roger L. Ogden, Chair
Mary McCabe Peirce
Kim Williams

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis explains the Company’s compensation program for our named executive officers. The Company’s named executive officers for 2016 were:

Name	Title
Richard A. Boehne	President and Chief Executive Officer
Timothy M. Wesolowski	Senior Vice President/Chief Financial Officer
Brian G. Lawlor	Senior Vice President/Broadcast
Adam P. Symson	Chief Operating Officer
Lisa A. Knutson	Senior Vice President/Chief Administrative Officer
EXECUTIVE SUMMARY
2016 Compensation Highlights
Key Modifications in 2016

In November 2016, we announced that Richard A. Boehne will retire from his role as President and Chief Executive Officer of the Company during the second half of 2017. We also announced that the Board of Directors had appointed Senior Vice President and Chief Digital Officer Adam P. Symson to the new position of Chief Operating Officer. Mr. Symson is expected to move into the Chief Executive Officer role when Mr. Boehne retires. In connection with the transition, the Committee made several changes to our compensation program for our named executive officers, as highlighted below.

In 2015, in light of the merger and spin-off transactions, we modified our long-term incentive program to provide only time-based restricted share units (“RSUs”), rather than our traditional mix of performance-based and time-based RSUs. In 2016, we returned to providing the long-term incentive opportunity as a mix of 40% performance-based RSUs and 60% time-based RSUs.

We operate in a highly competitive and rapidly changing industry and we are also in a period of expanding our digital business. In light of the above, the Compensation Committee (the “Committee”) made the following changes to our executive compensation program for 2016:

Compensation Actions in 2016
Base Salary	●
As part of the annual performance review process, the Committee authorized a 14.7% increase in Mr. Boehne’s base salary to $975,000 in order to align his salary with market levels. The Committee also authorized increases in base salary levels for Messrs. Wesolowski, Lawlor, and Symson and Ms. Knutson of 18.3%, 6.6%, 3.7% and 2.4%, respectively, to also align their base salaries with market levels.

	●	Effective November 8, 2016, the Committee approved a base salary for Mr. Symson of $600,000 in connection with his appointment to Chief Operating Officer.
Annual Incentive	●
As part of the annual performance review process, the Committee increased the target annual incentive opportunities for Messrs. Lawlor and Symson to 60% of base salary to align their total target cash compensation with market levels.

	●	Effective November 8, 2016, the Committee increased Mr. Symson’s target annual incentive opportunity, from 60% to 70%, in connection with his appointment to Chief Operating Officer.
Long-Term Incentive Levels	●
As part of the annual performance review process, the Committee increased the long-term incentive opportunity levels for Messrs. Wesolowski, Lawlor and Symson by 37% each and Ms. Knutson by 6.3% in order to better align their total direct compensation opportunity with market levels.

Retention Grants	●
In connection with Mr. Symson’s appointment to Chief Operating Officer, the Committee approved the following retention grants: (i) a retention grant of time-based RSUs to Mr. Symson with a value of $750,000, (ii) a retention grant of time-based RSUs to each of Mr. Lawlor and Ms. Knutson with a value equal to two times his or her annual base salary, and (iii) a retention grant of time-based RSUs to Mr. Wesolowski with a value equal to one times his annual base salary.

Objectives of our Compensation Program
Our Compensation Policies and Practices
The Committee has implemented certain compensation policies and practices that are intended to promote the compensation objectives listed above and align our compensation with industry practices.

What we do …
●
Impose Stock Ownership Guidelines. Our stock ownership policy requires our executive officers to hold a minimum level of our Class A Common Shares so that each executive has personal wealth tied to the long-term success of the Company and, therefore, has interests that are aligned with those of our shareholders.

●
Maintain a Clawback Policy. We maintain a clawback policy, under which we require the reimbursement of any cash or equity incentive compensation if the payment was predicated upon financial results that were subsequently the subject of a restatement caused by the recipient’s fraud or misconduct.

●
Minimize Compensation Risks. We annually review our compensation program to confirm that our policies and practices are not creating excessive or inappropriate risks. We believe that our compensation program provides an appropriate balance between current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. Further, we provide annual incentive opportunities that are based on balanced performance metrics to promote disciplined progress toward advancing our business objectives. All payouts for named executive officers are capped at a pre-established percentage of base salary.

●
Review Share Utilization. We annually review overhang levels (the dilutive impact of equity awards on our shareholders) and run rates (the aggregate shares awarded as a percentage of total outstanding shares).

●
Retain an Independent Consultant. The Committee retains an independent consultant to provide advice in the development of our executive compensation strategy and program. The Committee, with the assistance of the independent consultant, regularly evaluates the compensation practices of our peer companies to confirm that our compensation programs are consistent with market practice.

●
Require Approval of Hedging or Pledging Transactions. Our insider trading policy requires that our employees, officers and directors receive consent from the Company prior to engaging in any hedging or pledging transactions with our stock. The Company, in its discretion, may prohibit any proposed pledge or hedging transaction, or may impose restrictions or other conditions in connection with permitting any such transaction. None of our officers or directors currently maintains any pledging or hedging arrangement with our stock.

Variable and Equity Based Compensation
A meaningful portion of our named executive officers’ compensation consists of short-term incentives (“STI”) and long-term incentives (“LTI”). Our STI opportunities are provided under an annual incentive program, the payout of which is dependent on corporate and/or divisional performance. In 2016, our LTI opportunities were provided through time-based and performance-based RSUs that vest over four years.

The charts below illustrate the elements of the target total direct compensation opportunities provided to our named executive officers. As evidenced by the charts, a significant portion of our target total direct compensation consisted of STI and LTI opportunities. These charts are as of February 2016, and do not reflect the adjustments made to Mr. Symson's total direct compensation level in November 2016, or the retention grants.
CORE COMPENSATION ELEMENTS
The following is a brief summary of each element of the core compensation program for our named executive officers.
Base Salary
We provide competitive base salaries to attract and retain key executive talent. During the annual performance review process in 2016, base salaries for our named executive officers were increased, effective January 1, 2016, for the reasons set forth in the Executive Summary.

Name	2015 Base Salary	2016 Base Salary	% Increase
Mr. Boehne	$850,000	$975,000	14.7%
Mr. Wesolowski	$410,000	$485,000	18.3%
Mr. Lawlor	$500,000	$533,000	6.6%
Mr. Symson	$410,000	$425,000	3.7%
Ms. Knutson	$410,000	$420,000	2.4%

Effective November 8, 2016, the Committee increased Mr. Symson's base salary from $425,000 to $600,000 in connection with his appointment to Chief Operating Officer.
Annual Incentive
The Company maintains an annual incentive program, under which our named executive officers are eligible to receive annual cash payments based on the extent to which certain operational goals are achieved.
During the annual performance review process, the Committee increased the target annual incentive opportunities for Messrs. Lawlor and Symson to 60% of base salary for the reasons set forth in the Executive Summary. The target annual incentive opportunities for the other named executives remained unchanged.

Name	Target Opportunity (as % of Base Salary)
Mr. Boehne	95%
Mr. Wesolowski	50%
Mr. Lawlor	60%
Mr. Symson	60%
Ms. Knutson	50%

Effective November 8, 2016, the Committee increased Mr. Symson’s target annual incentive opportunity, from 60% to 70%, in connection with his appointment to Chief Operating Officer.
2016 Annual Incentive Plan
In February 2016, the Committee established an annual incentive program for the year for the named executive officers. This program was based on free cash flow and revenue goals based on the business plan for the Company as set forth below.
The 2016 annual incentive program payouts for the performance period are calculated as follows:
Mr. Symson’s goals were weighted 50% Company Free Cash Flow and 50% Market Revenue at the divisional level (Digital) until November 8, 2016. After that date, his goals were weighted 75% Company Free Cash Flow and 25% Company Revenue.
In 2016, the threshold payout for the annual incentive program was reduced from 80% to 70% achievement and the maximum payout was increased from 120% to 130% achievement due to the uncertainty of political advertising revenue in the election year. The following tables set forth the free cash flow and revenue targets for the year and the related achievement levels.

Free Cash Flow* (in millions)	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Results	Payout Level
Company	$167.4	$239.1	$310.8	$187.6	64%
*Straight line interpolation is used for performance between threshold, target, and maximum levels.

Revenue* (in millions)	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Results	Payout Level
Company	$919.4	$1,021.5	$1,123.7	$938.4	59%
Market — Broadcast	$889.9	$988.8	$1,087.7	$908.4	59%
Digital	$54.6	$60.7	$66.8	$57.5	74%
*Straight line interpolation is used for performance between threshold, target, and maximum levels.

Performance Goal	Definition
Company Free Cash Flow
Consolidated operating income, as reported in the Company’s Form 10-K for the performance period (the “Annual Report”), excluding depreciation, amortization of intangible assets, impairment charges for property, equipment or intangible assets, restructuring charges, expenses incurred in association with a business acquisition and any amounts recorded for pension expense, less additions to property, plant and equipment, each as listed in our quarterly financial statements, and excluding any amounts recorded for the annual incentive earned under the Executive Annual Incentive Plan; provided that consolidated operating income shall also be adjusted to remove the revenues and segment profit of any business acquired or divested during the performance period.

Company Revenue	Consolidated operating revenue, as reported in the Annual Report for the performance period, adjusted to remove the revenues of any business acquired or divested during the performance period.
Broadcast Market Revenue
All revenue earned in any market in which we operate a television or radio station for the performance period, adjusted to remove the revenues of any business acquired or divested during the performance period.

Digital Revenue
All revenue earned from digital products and services reported as Digital segment revenues in the Company’s Annual Report, adjusted to remove the revenues of any business acquired during the performance period.

Based on the performance results as outlined in the tables above, the payout level for each named executive officer under the 2016 annual incentive program was as follows:

Name	Payout Level
Mr. Boehne	62.8%
Mr. Wesolowski	62.8%
Mr. Lawlor	62.8%
Mr. Symson	68.1%
Ms. Knutson	62.8%

For more information on the 2016 annual incentive opportunities for our named executive officers, please refer to the “2016 Grants of Plan-Based Awards” section of this proxy statement. The amount of the annual incentive earned for 2016 is set forth in the Non-Equity Incentive Plan Compensation column of the “2016 Summary Compensation Table” of this proxy statement.
Long-Term Incentive
The Committee believes that a competitive long-term incentive program is an important component of total compensation because it: (i) enhances the retentive value of our compensation; (ii) rewards executives for increasing our stock price and developing long-term value; and (iii) provides executives with an opportunity for stock ownership to align their interests with those of our shareholders.
Long-Term Incentive Opportunities
In 2016, the long-term incentive opportunities for Messrs.Wesolowski, Lawlor and Symson and Ms. Knutson were increased for the reasons set forth in the Executive Summary. The long-term incentive opportunity for Mr. Boehne remained unchanged.

Target Long-Term Incentive Award Value
Name	2015	2016	% Increase
Mr. Boehne	$2,000,000	$2,000,000	0%
Mr. Wesolowski	$400,000	$550,000	37.5%
Mr. Lawlor	$400,000	$550,000	37.5%
Mr. Symson	$400,000	$550,000	37.5%
Ms. Knutson	$400,000	$425,000	6.3%

Under the 2016 long-term incentive program, the incentive opportunities were provided in the form of time-based RSUs and performance-based RSUs as follows:
In 2016, the threshold for performance-based RSUs was lowered to 80% achievement of target free cash flow based on the uncertainty of political advertising revenue in the election year. The performance-based RSUs were contingent upon the Company achieving a target free cash flow goal of $239.1 million from January 1, 2016 to December 31, 2016, and were to be paid out at the level detailed in the table below if 80% or more of the goal were reached:

% of Target Free Cash Flow Achieved	Payout Level
Below 80%	0%
80%	80%
90%	90%
100% or more	100%
Our actual Company-wide free cash flow for 2016 was $187.6 million (compared to a target of $239.1 million) or a 78% achievement level, meaning that the performance-based restricted share units for our named executive officers were forfeited.
The long-term incentive grants are intended to foster employee stock ownership, align the interests of management with those of our shareholders, and enhance our retention program. Moreover, the time-based awards, combined with the Company’s stock ownership requirements, are intended to provide a direct incentive for our management to build sustained, long-term shareholder value.
Retention Grants
In November 2016, the Compensation Committee approved a special retention incentive of time-based RSUs for the named executive officers in connection with the appointment of Mr. Symson to Chief Operating Officer. The value of the grant to Mr. Symson was $750,000. The value of the grants to Mr. Lawlor and Ms. Knutson equaled two times his or her annual base salary and the value of the grant to Mr. Wesolowski equaled one times his annual base salary. These retention grants vest one-third on the first anniversary of the date of the grant and two-thirds on the second anniversary of the date of the grant, with accelerated vesting in the event of death, disability or change in control and were intended to enhance retention incentives for our management team during the upcoming leadership transition.
Equity Grant Practices
The Committee typically approves annual equity awards at its February meeting, which is usually set two years in advance. The annual equity awards were granted March 15, 2016.
In order to mitigate the impact of fluctuations in our stock price, award values are converted into a number of shares by dividing the applicable dollar value of the long-term incentive opportunity by the average of the closing per-share price of our Class A Common Shares for the 30 trading days immediately preceding and including the effective date of the equity award. The Committee does not grant equity compensation awards in anticipation of the release of material, nonpublic information. Similarly, the Company does not time the release of material, nonpublic information to coincide with equity award grant dates.

Additional Information
For more information on the equity awards granted to our named executive officers in 2016, please refer to the “2016 Grants of Plan-Based Awards” table in this proxy statement. For information about the total number of equity awards outstanding as of the end of 2016 with respect to each named executive officer, please refer to the “2016 Outstanding Equity Awards at Fiscal Year-End” tables of this proxy statement.
ADDITIONAL COMPENSATION POLICIES AND PRACTICES
In addition to the core compensation program described above, we utilize several other compensation policies and practices that further our strategic objectives, promote sound governance practices, and deliver pay-for-performance.
Incentive Compensation Recoupment Policy
We have adopted a clawback policy in order to support the accuracy of our financial statements and align our executives’ long-term interests with those of our shareholders. Under this policy, each officer must repay, as directed by the board of directors, any annual incentive or other performance-based award received by him or her, if (i) the payment of such compensation was based on the achievement of financial results that were later the subject of a restatement of our financial statements; and (ii) the Committee determines that the officer’s fraud or misconduct caused or contributed to the need for the restatement.
Stock Ownership Requirements
The Committee maintains stock ownership targets for our named executive officers to achieve. The ownership guidelines were implemented to encourage named executive officers to maintain a meaningful equity interest in the Company and a shared commitment in value creation. We believe the equity ownership interests that result from our stock ownership guidelines will enhance the motivation of our executives.

Name	Ownership Guideline (multiple of base salary)	Target Number of Shares (based on 1/31/2017 price of $19.48)	Actual Ownership (as of 1/31/2017)
Mr. Boehne	3x	150,154	659,727
Mr. Wesolowski	2x	49,795	144,893
Mr. Lawlor	2x	54,723	187,833
Mr. Symson	2x	61,602	116,234
Ms. Knutson	2x	43,121	137,302
Retirement Plans
In order to retain key executive talent, the Committee believes it is important to provide the executive officers, including named executive officers, with retirement benefits that are in addition to those generally provided to its employees. As a result:

•
We supplement the pension plan for executives who began employment prior to July 1, 2008, and whose pay exceeds the Internal Revenue Service (“IRS”) limitations, through the Scripps Supplemental Executive Retirement Plan (“SERP”). The Company froze the accrual of credited service (but not vesting service) in the pension plan and SERP effective June 30, 2009, and froze all compensation accruals after 2014. For more information on the pension plan and the SERP, please refer to the “2016 Pension Benefits” table of this proxy statement.

•
Named executive officers may defer specified portions of their compensation under the Executive Deferred Compensation Plan and receive matching contributions, in each case in excess of what they are able to defer under our 401(k) plan due to IRS limitations. For more information about the Executive Deferred Compensation Plan, please refer to the “2016 Nonqualified Deferred Compensation” table of this proxy statement.

•
Under the Transition Credit Plan, “excess” age and service credits are made on behalf of named executive officers whose contributions under the 401(k) plan are subject to limits imposed by the Internal Revenue Code. The Transition Credit Plan was effective from 2011 through 2015. For more information about the Transition Credit Plan, please refer to the “2016 Non-Qualified Deferred Compensation” table of this proxy statement.

Health, Welfare and Other Personal Benefits
The named executive officers are entitled to participate in all health, welfare, fringe benefit and other arrangements generally available to other employees. The Company may also provide its officers, including its named executive officers, with limited additional perquisites and other personal benefits. For example, named executive officers are provided a financial planning benefit. Additionally, the named executive officers are eligible for an annual executive physical. Typically, the majority of the cost associated with this benefit is covered under the established health care plans; however, if certain tests or procedures are not covered, the Company will pay the difference.

For more information about the perquisites provided in 2016 to each named executive officer, please refer to the “All Other Compensation” column of the “2016 Summary Compensation Table” of this proxy statement.
Employment Agreements, Executive Severance Plan and Change in Control Plan
The Committee believes severance protections convey the Company’s commitment to each named executive officer while offering flexibility for any potential changes in compensation or duties. Accordingly, the Company provides severance protections for named executive officers under an employment agreement (for Mr. Boehne only), the Executive Severance Plan and the Change in Control Plan.
Employment Agreement
We maintain an employment agreement with Mr. Boehne that expires on August 7, 2017, subject to successive automatic one-year renewals unless notice of non-renewal is provided by either party. The agreement provides for severance benefits in the event of an involuntary termination of employment without “cause” or a termination for “good reason,” death or disability, as more fully described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement. On November 9, 2016, Mr. Boehne announced that he will retire from his role as president and CEO of The E.W. Scripps Company during the second half of 2017.
Executive Severance Plan
Each of the named executive officers, other than Mr. Boehne, participates in the Executive Severance Plan. Upon an involuntary termination without “cause,” the covered executives are entitled to: (i) a pro-rated annual incentive, based on actual performance for the entire year; (ii) a severance payment equal to one times base salary and target annual incentive; (iii) accelerated vesting of Company equity awards (with performance-based awards paying out based on actual performance results for the entire performance period); and (iv) continued payment of monthly health care premiums for up to one year (subject to reduction if the participant becomes re-employed). The Company may amend or terminate the plan at any time, without notice or participant consent.
Change in Control Plan
Each of the named executive officers is provided change in control protections under the Senior Executive Change in Control Plan (the “Change in Control Plan”). This plan provides benefits on a “double trigger,” meaning the severance benefits are due only if the Company terminates the executive’s employment without “cause” or the executive terminates his employment for “good reason,” in either case within a two-year period following a change in control. Named executive officers would be entitled to a tax gross-up for any excise taxes imposed on the severance benefits.
The Committee believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our named executive officers. The Change in Control Plan allows our named executive officers to focus on the Company’s business and objectively evaluate any future proposals during potential change in control transactions without being distracted by potential job loss. It also enhances retention following a change in control, as the severance benefits are payable only if the executive incurs a qualifying termination within a certain period following a change in control, rather than merely as a result of the change in control.
All equity awards held by our named executive officers would immediately vest upon a change in control. Unlike the cash severance described above, the accelerated vesting is not contingent upon a qualifying termination within a certain period following a change in control. This “single trigger” is appropriate because the Company’s equity may change in the event of a change in control and the Committee believes our named executive officers should have the same opportunity to realize value in a change in control transaction as public shareholders.
Additional Information
Please refer to the “Potential Payments Upon Termination or Change in Control” section of this proxy statement for information regarding potential payments and benefits, if any, that each named executive officer is entitled to receive upon certain terminations of employment or in connection with a change in control.
COMPENSATION CONSULTANT AND PEER GROUP
Independent Compensation Consultant
For purposes of developing and reviewing our 2016 executive compensation strategy and programs, the Committee directly retained Exequity, LLP (“Exequity”). Exequity reports directly to the Committee and served at the sole discretion of the Committee. It did not perform any other services for the Company. The Committee assessed the independence of Exequity pursuant to Securities and Exchange Commission rules and concluded that no conflict of interest existed that would prevent Exequity from independently advising the Committee.
We believe that our compensation program should remain competitive in order to attract and retain key executive talent. Therefore, as part of its engagement, Exequity provided information to the Committee about the target market compensation levels, pay mix and overall design for the components of total direct compensation based on the pay practices of companies in our compensation peer group.
Compensation Peer Group
Our compensation peer group consists of broadcast and other media companies identified through a quantitative analysis as being comparable across a range of operational and market-based performance measures. We review our compensation peer group annually based on the Company’s current strategic direction, size and market for competitive talent.
The 2016 peer group, used in conjunction with 2016 compensation decisions, consisted of the following companies:
COMPENSATION PEER GROUP
Revenue Comparison*
(in millions)

*Revenue values are based on 2014 revenues (most current annual revenue data available when 2016 compensation decisions were made), with the exception of the The E.W. Scripps Company 2014 revenue which is based on a pro forma amount as disclosed in Form 8-K/A filed on June 12, 2015.
During 2016, the Company reviewed the peer group to be used in conjunction with 2017 compensation decisions and made three changes:

•	Harte-Hanks, Inc. has been removed from the peer group.

•	TEGNA Inc., the new broadcasting and digital company formed after the spin-off from Gannett Co., Inc. in 2015, has been added to the peer group.

•	Media General, Inc., acquired by Nexstar Broadcasting Group, Inc. in January 2017, has been removed from the peer group.
SAY-ON-PAY-VOTE
As in previous years, our holders of Common Voting Shares continued to show strong support for our executive compensation program by approving the compensation of our named executive officers at our 2016 Annual Meeting. The Committee views the support of our holders of Common Voting Shares as a strong endorsement of our compensation program and our emphasis on a pay-for-performance culture.

2016 Summary Compensation Table
The following Summary Compensation Table provides information regarding the compensation earned in 2016, 2015 and 2014 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Richard A. Boehne	2016	975,000	—	1,888,130	581,222	313,408	81,386	3,839,146
President & Chief	2015	850,000	—	1,928,961	1,002,185	22,993	189,340	3,993,479
Executive Officer	2014	680,000	—	1,049,023	413,440	806,134	1,059,547	4,008,144
Timothy M. Wesolowski	2016	485,000	—	979,140	152,169	—	31,043	1,647,352
Senior Vice President/	2015	410,000	200,000	385,783	254,425	—	44,602	1,294,810
Chief Financial Officer	2014	360,000	—	305,959	115,200	—	11,750	792,909
Brian G. Lawlor	2016	533,000	—	1,530,089	200,675	101,292	16,592	2,381,648
Senior Vice President/	2015	500,000	200,000	385,783	311,687	—	50,064	1,447,534
Broadcast	2014	460,000	—	305,959	142,025	319,789	25,766	1,253,539
Adam P. Symson	2016	444,519	—	1,230,435	188,875	25,213	34,687	1,923,729
Chief Operating Officer	2015	410,000	200,000	385,783	218,515	—	50,213	1,264,511
	2014	400,000	—	305,959	94,500	90,930	24,000	915,389
Lisa A. Knutson	2016	420,000	—	1,197,775	131,775	17,302	33,711	1,800,563
Senior Vice President/	2015	410,000	200,000	385,783	254,425	—	66,633	1,316,841
Chief Administrative Officer	2014	360,000	—	305,959	115,200	53,668	26,543	861,370

(1)	Represents a discretionary cash incentive paid for the successful negotiation and closing of the merger and spin-off transactions with Journal Communications, Inc.

(2)
Represents the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of time-based and performance-based restricted share units in the applicable year, disregarding the impact of estimated forfeitures. See footnote 18 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Annual Report”), for an explanation of the assumptions made in the valuation of the awards. The Company did not meet the performance metrics necessary for payout of the performance-based restricted share units granted in 2014 and 2016 and those awards were forfeited.

(3)	Represents the annual incentive earned in the applicable year.

(4)
Represents the increase in the present value of the accumulated benefits under the pension plan, the Scripps Supplemental Executive Retirement Plan (SERP) and in the case of Mr. Boehne, the Cincinnati Newspaper Guild and Post Retirement Income Plan, for the applicable year. The increase in pension value is attributable to a decrease in discount rates in 2016. In 2015, the values in these plans decreased for Mr. Lawlor ($28,385); Mr. Symson ($11,624); and Ms. Knutson ($5,033) due to an increase in discount rates and a change in the mortality table. Our named executive officers did not accrue any preferential or above-market earnings on nonqualified deferred compensation. The Company froze service accruals in the pension plan and SERP effective June 30, 2009, and froze all compensation accruals after 2014. Mr. Wesolowski does not participate in these plans since he was hired after the freeze date.

(5)
Represents the perquisites and other benefits earned in the applicable year. The benefits for 2016 are outlined in the table below. For more information about these benefits, please refer to the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement.

Name	Financial Planning ($)(i)	Charitable Contributions ($)(ii)	Executive Physical ($)(iii)	Transition & Matching Contribution ($)(iv)	Total ($)
Mr. Boehne	15,000	—	—	66,386	81,386
Mr. Wesolowski	11,000	—	1,001	19,042	31,043
Mr. Lawlor	4,800	—	1,171	10,621	16,592
Mr. Symson	11,000	2,250	—	21,437	34,687
Ms. Knutson	11,000	—	—	22,711	33,711

(i)	Represents all amounts paid by the Company for financial planning services.

(ii)	Scripps Howard Foundation matches on a dollar-for-dollar basis up to $2,500 annually for charitable contributions made by the executives. This program is available to all employees.

(iii)	Represents the cost of the senior executive physical, if any, that is in excess of the cost of a physical covered under the Company’s general health plan.

(iv)	Represents the amount of all matching contributions made under the Company’s 401(k) plan and Executive Deferred Compensation Plan and the transition credits made under the Transition Credit Plan.
2016 Grants of Plan-Based Awards
The following table sets forth information for each named executive officer regarding annual incentive and restricted share unit awards granted during 2016.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)
Mr. Boehne	Annual Incentive		463,125	926,250	1,389,375
	3/15/2016	2/23/2016				36,158	45,198		755,259
	3/15/2016	2/23/2016						67,796	1,132,871
Mr. Wesolowski	Annual Incentive		121,250	242,500	363,750
	3/15/2016	2/22/2016				9,943	12,429		207,689
	3/15/2016	2/22/2016						18,644	311,541
	11/8/2016	11/8/2016						33,448	459,910
Mr. Lawlor	Annual Incentive		159,900	319,800	479,700
	3/15/2016	2/22/2016				9,943	12,429		207,689
	3/15/2016	2/22/2016						18,644	311,541
	11/8/2016	11/8/2016						73,517	1,010,859
Mr. Symson	Annual Incentive		139,672	279,344	419,016
	3/15/2016	2/22/2016				9,943	12,429		207,689
	3/15/2016	2/22/2016						18,644	311,541
	11/8/2016	11/8/2016						51,724	711,205
Ms. Knutson	Annual Incentive		105,000	210,000	315,000
	3/15/2016	2/22/2016				7,683	9,604		160,483
	3/15/2016	2/22/2016						14,407	240,741
	11/8/2016	11/8/2016						57,931	796,551

(1)
Represents the annual incentive opportunities granted in 2016. The “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were established. The threshold payout equals the percent of the target award that can be paid if all performance metrics are met at the threshold achievement level. The maximum equals 150 percent of the target award. The actual 2016 incentive award is set forth in the “Non-Equity Incentive Plan Compensation” column of the “2016 Summary Compensation Table” of this proxy statement.

(2)
Represents the performance-based restricted share units granted in 2016 under the Long-Term Incentive Plan. The "Target" column reflects the payout when the performance goal was established; the threshold level is 80% of target, however, there is no maximum payout level. Any units earned would be subject to a four year vesting schedule. The performance metric was not met; therefore, these units were forfeited.

(3)
Represents the time-based restricted share units granted in 2016 under the Long-Term Incentive Plan and the retention awards granted to the named executive officers in 2016. The time-based restricted share units granted on March 15, 2016 vest in four equal, annual installments for so long as the executive remains employed by the Company. Vesting accelerates upon the executive’s termination without cause, death, disability, or retirement, or in the event of a change in control. The time-based restricted share units granted as retention awards on November 8, 2016 vest one-third on the first anniversary of the date of the grant and two-thirds on the second anniversary of the date of the grant. Vesting accelerates only in the event of death, disability or change in control. The executives are entitled to dividend equivalents if and when dividends are paid on Class A Common Shares.

(4)	Represents the grant date fair value (market price), as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table.

2016 Outstanding Equity Awards at Fiscal Year-End
The following tables set forth information for each named executive officer with respect to each award of time-based restricted share units that had not vested and remained outstanding as of December 31, 2016.

	Stock Awards
Name	Number of Shares or Units of Stock that have not Vested (#)(1)	Market Value of Shares or Units of Stock that have not Vested ($)(2)
Mr. Boehne	170,527	3,296,287
Mr. Wesolowski	76,762	1,483,809
Mr. Lawlor	116,831	2,258,343
Mr. Symson	95,038	1,837,085
Ms. Knutson	97,008	1,875,165

(1)
Represents the number of time-based restricted share units for each named executive officer outstanding as of December 31, 2016. Vesting is accelerated upon a termination without cause, death, disability, retirement or change in control, with the exception of the retention grants where vesting only accelerates in the event of death, disability or change in control. The vesting dates for outstanding restricted share units are as follows:

Name	Grant Date	Total Number of Restricted Share Units Outstanding	Vesting Date
Mr. Boehne	3/14/2013	15,884	15,884 on 3/9/2017
	3/18/2014	21,884	10,942 on 3/9/2017, 10,942 on 3/9/2018
	5/26/2015	64,963	21,654 on 3/9/2017, 21,654 on 3/9/2018, 21,655 on 3/9/2019
	3/15/2016	67,796	16,949 on 3/9/2017, 16,949 on 3/9/2018, 16,949 on 3/9/2019, 16,949 on 3/9/2020
	Total	170,527
Mr. Wesolowski	3/14/2013	5,294	5,294 on 3/9/2017
	3/18/2014	6,383	3,191 on 3/9/2017, 3,192 on 3/9/2018
	5/26/2015	12,993	4,331 on 3/9/2017, 4,331 on 3/9/2018, 4,331 on 3/9/2019
	3/15/2016	18,644	4,661 on 3/9/2017, 4,661 on 3/9/2018, 4,661 on 3/9/2019, 4,661 on 3/9/2020
	11/8/2016	33,448	11,037 on 11/8/2017, 22,411 on 11/8/2018
	Total	76,762
Mr. Lawlor	3/14/2013	5,294	5,294 on 3/9/2017
	3/18/2014	6,383	3,191 on 3/9/2017, 3,192 on 3/9/2018
	5/26/2015	12,993	4,331 on 3/9/2017, 4,331 on 3/9/2018, 4,331 on 3/9/2019
	3/15/2016	18,644	4,661 on 3/9/2017, 4,661 on 3/9/2018, 4,661 on 3/9/2019, 4,661 on 3/9/2020
	11/8/2016	73,517	24,260 on 11/8/2017, 49,257 on 11/8/2018
	Total	116,831
Mr. Symson	3/14/2013	5,294	5,294 on 3/9/2017
	3/18/2014	6,383	3,191 on 3/9/2017, 3,192 on 3/9/2018
	5/26/2015	12,993	4,331 on 3/9/2017, 4,331 on 3/9/2018, 4,331 on 3/9/2019
	3/15/2016	18,644	4,661 on 3/9/2017, 4,661 on 3/9/2018, 4,661 on 3/9/2019, 4,661 on 3/9/2020
	11/8/2016	51,724	17,068 on 11/8/2017, 34,656 on 11/8/2018
	Total	95,038
Ms. Knutson	3/14/2013	5,294	5,294 on 3/9/2017
	3/18/2014	6,383	3,191 on 3/9/2017, 3,192 on 3/9/2018
	5/26/2015	12,993	4,331 on 3/9/2017, 4,331 on 3/9/2018, 4,331 on 3/9/2019
	3/15/2016	14,407	3,601 on 3/9/2017, 3,602 on 3/9/2018, 3,602 on 3/9/2019, 3,602 on 3/9/2020
	11/8/2016	57,931	19,117 on 11/8/2017, 38,814 on 11/8/2018
	Total	97,008
(2)The value was calculated using the closing market price of our Class A Common Shares on December 31, 2016 ($19.33 per share).

2016 Option Exercises and Stock Vested
The following table sets forth information for each named executive officer with respect to the exercise of options and the vesting of restricted share units during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Boehne	278,102	2,719,499	76,217	1,375,717
Mr. Wesolowski	—	—	22,061	398,201
Mr. Lawlor	—	—	22,061	398,201
Mr. Symson	—	—	12,815	231,311
Ms. Knutson	—	—	22,061	398,201

(1)
Represents the product of (i) the number of shares acquired upon the exercise of the stock option, multiplied by (ii) the excess of the closing price per share on the date of exercise, over the per share exercise price of the stock option.

(2)	Represents the product of the number of shares of stock covered by the restricted share units that vested and the closing price per share of stock on the vesting date.
2016 Pension Benefits
The following table sets forth information regarding the pension benefits for each named executive officer.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Boehne(2)	Scripps Pension Plan	23.92	942,943	—
	Cincinnati Newspaper Guild and Post Retirement Income Plan	2.42	10,813	—
	SERP	23.92	3,586,906	—
Mr. Wesolowski	Scripps Pension Plan	—	—	—
	SERP	—	—	—
Mr. Lawlor	Scripps Pension Plan	15.83	413,136	—
	SERP	15.83	672,172	—
Mr. Symson	Scripps Pension Plan	7.33	139,446	—
	SERP	7.33	85,080	—
Ms. Knutson	Scripps Pension Plan	3.50	100,900	—
	SERP	3.50	88,416	—

(1)
The number of years of credited service and the present value of accumulated benefit are calculated as of December 31, 2016. The present value of accumulated benefit was calculated using the same assumptions included in the 2016 Annual Report, except that (i) no pre-retirement decrements were assumed, and (ii) a single retirement age of 62 was used instead of retirement decrements. The Company froze the accrual of credited service (but not vesting service) in the pension plan and SERP effective June 30, 2009, and froze all compensation accruals after 2014. Mr. Wesolowski does not participate in these plans since he was hired after the freeze date. All of the eligible named executive officers are fully vested in their benefits.

(2)
Mr. Boehne’s benefit from the Scripps Pension Plan is calculated based on all credited service through June 30, 2009, including his service with the Cincinnati Post, with an offset for the benefit earned in the Cincinnati Newspaper Guild and Post Retirement Income plan. Mr. Boehne was a participant in the Cincinnati Newspaper Guild and Post Retirement Income plan from July 28, 1985 to January 5, 1988.

Description of Retirement Plans
Pension Plan
The Scripps Pension Plan (the “Pension Plan”) is a tax-qualified pension plan covering substantially all eligible non-union employees that began employment prior to July 1, 2008 (the majority of our defined benefit plans were frozen June 30, 2009). The material terms and conditions of the Pension Plan as they pertain to the named executive officers include the following:

Benefit Formula: Subject to applicable Internal Revenue Code limits on benefits, the monthly normal retirement benefit is equal to 1 percent of the participant’s average monthly compensation up to an integration level plus 1.25 percent of the participant’s average monthly compensation in excess of the integration level, multiplied by the participant’s months and years of service. The integration level is the average of the Social Security taxable wage bases for the 35 years prior to the participant’s termination (or disability, if applicable), but not later than 2014. Average monthly compensation is the monthly average of the compensation earned during the five consecutive years in the 11 years before termination for which the participant’s compensation was the highest. In 2009, we amended the pension plan to freeze service accruals as of June 30, 2009, and to freeze compensation accruals after a five-year transition period ending December 31, 2014. Mr. Wesolowski does not participate in these plans since he was hired after the freeze date.
Compensation: Subject to the applicable Internal Revenue Code limit, compensation includes salary, bonuses earned during the year and paid by March 15 of the following calendar year, and amounts deferred pursuant to the Scripps Retirement and Investment Plan and the Scripps Choice Plan.
Normal Retirement: A participant is eligible for a normal retirement benefit based on the benefit formula described above if his or her employment terminates on or after age 65.
Early Retirement: A participant is eligible for an early retirement benefit if his or her employment terminates on or after age 55 and he or she has completed 10 years of service. The early retirement benefit is equal to the normal retirement benefit described above, reduced by 0.4167 percent for each month the benefit commences before age 62. The Company does not grant extra years of service to any named executive officer under the Pension Plan.
Deferred Vested Benefits: A participant who is not eligible for a normal or early retirement benefit, but has completed five years of service is eligible for a deferred retirement benefit following termination of employment, beginning at age 55, subject to a reduction of 0.5 percent for each month the benefit commences before age 65.
Form of Benefit Payment: The benefit formula calculates the amount of benefit payable in the form of a monthly life annuity (which is the normal form of benefit for an unmarried participant). The normal form of payment for a married participant is a joint and 100 percent survivor annuity, which provides a reduced monthly amount for the participant’s life with the surviving spouse receiving 100 percent of the reduced monthly amount for life. Married participants with spousal consent can elect any optional form. Optional forms of benefits include a straight life annuity, a joint and 50 percent or 100 percent survivor annuity (which provides a reduced monthly amount for the participant’s life with the designated beneficiary receiving 50 percent or 100 percent of the monthly amount for life), or a monthly life annuity with a 10-year certain or five-year certain guarantee (which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 or five years of benefit commencement, equal payments to a designated beneficiary for the remainder of the 10-year or five-year certain period, as applicable).
All forms of benefit payment are the actuarially equivalent of the monthly life annuity form.
The Cincinnati Newspaper Guild and Post Retirement Income Plan
Mr. Boehne was a participant in this plan from July 28, 1985 to January 5, 1988. Mr. Boehne’s benefit from the Scripps Pension Plan is calculated based on all service, including his service with the Cincinnati Post, with an offset for the benefit earned in the Cincinnati Newspaper Guild and Post Retirement Income plan. Mr. Boehne’s accrued benefit is frozen in this plan. The benefits are payable at age 65 in the form of a life annuity or optional form as elected by participants.
SERP
The Scripps Supplemental Executive Retirement Plan (“SERP”) is intended to retain executive talent by supplementing benefits payable under the Pension Plan. The material terms and conditions of the SERP as they pertain to the named executive officers include the following:
Eligibility: An executive generally is eligible to participate in the SERP if he or she qualifies for a Pension Plan benefit that was limited by application of Internal Revenue Code limits on compensation and benefits under tax-qualified retirement plans. In 2009, we amended the SERP to freeze participation. Mr. Wesolowski does not participate in these plans since he was hired after the freeze date.
Benefit Formula: The SERP benefit is equal to the difference between the Pension Plan benefit calculated using the SERP definition of compensation and the actual Pension Plan benefit, plus a 2.9 percent gross-up for the combined employer/employee Medicare tax. Compensation includes all compensation included under the Pension Plan (without application of the IRS limit described under the Pension Plan), plus bonuses paid if earned more than one year prior to the payment date and certain deferred compensation and executive compensation payments designated by the Pension Board. In 2009, we amended the SERP to freeze service accruals as of June 30, 2009, and to freeze compensation accruals after a five-year transition period ending December 31, 2014.

Benefit Entitlement: A vested participant becomes entitled to a SERP benefit when he or she terminates employment. The benefit is paid in a single lump sum.
2016 Nonqualified Deferred Compensation
The following table sets forth information regarding the nonqualified deferred compensation for each named executive officer as of December 31, 2016.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Mr. Boehne	1,290,575	59,823	176,246	—	3,497,626
Mr. Wesolowski	13,200	7,700	180	—	21,080
Mr. Lawlor	—	1,346	32,137	(254,134)	285,120
Mr. Symson	20,849	12,162	5,014	—	79,061
Ms. Knutson	281,377	13,664	56,832	—	872,785

(1)
Represents the base salary and annual incentive deferred by each named executive officer during 2016. The deferrals are included in the amounts reflected in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the "2016 Summary Compensation Table."

(2)
Represents the matching contributions made under the Executive Deferred Compensation Plan and the transition credits made to the Transition Credit Plan. The matching contribution and transition credits are included in the "All Other Compensation" column of the 2016 Summary Compensation Table.

(3)
The aggregate balance as of December 31, 2016, for each named executive officer includes the following amounts that were previously earned and reported as compensation in the summary compensation table for the years 2006 through 2015:

Name	Base Deferred ($)	Bonus Deferred ($)	Matching Contributions ($)
Mr. Boehne	636,225	315,272	325,275
Mr. Wesolowski	—	—	—
Mr. Lawlor	12,900	367,281	47,735
Mr. Symson	17,100	8,703	15,052
Ms. Knutson	318,597	140,377	49,901
Description of Nonqualified Deferred Compensation Plan
Our named executive officers are eligible to defer up to 50 percent of their pre-tax base salary and up to 100 percent of their pre-tax annual incentive compensation under the terms of the Executive Deferred Compensation Plan. The plan is available to a select group of highly compensated employees and is unfunded and unsecured. Our named executive officers are also entitled to a matching credit on base salary deferrals equal to 100 percent on the first 1 percent of base salary (in excess of the applicable Internal Revenue Code limit) and annual incentive deferrals, plus 50 percent on the next 5 percent of those deferrals. Under the Transition Credit Plan, “excess” age and service credits are made on behalf of named executive officers whose pension benefit service was frozen.
Payments from the Executive Deferred Compensation Plan are made in cash at certain future dates specified by participants or upon earlier termination of employment or death. Payments are made in the form of a lump sum or in monthly installments of five, 10 or 15 years, as elected by the participants. Payments are automatically accelerated and paid in a lump sum in the event of a termination of employment within two years following a change in control of the Company. Payments from the Transition Credit Plan, which was in effect from 2011 to 2015, are made in cash as a single lump sum six months following termination of employment.
The deferred compensation is credited with earnings, gains and losses in accordance with deemed investment elections made by participants from among various crediting options established by the Company from time to time. Participants are permitted to change their deemed investment elections daily. For 2016, the investment options tracked returns under publicly available and externally managed investment funds such as mutual funds.

Potential Payments Upon Termination or Change in Control
The Company has entered into agreements and maintains plans and arrangements that require it to pay or provide compensation and benefits to the named executive officers in the event of certain terminations of employment or a change in control. The estimated amount payable or provided to each of these executives in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2016, along with other material assumptions noted below. The actual amounts that would be paid to these executives upon termination or a change in control can only be determined at the time the actual triggering event occurs.
The amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as the 2016 annual incentive payouts, equity awards that had previously vested in accordance with their terms, or vested benefits otherwise payable under the retirement plans and programs (unless those benefits are enhanced or accelerated). Please refer to the “Non-Equity Incentive Plan Compensation” column of the “2016 Summary Compensation Table” for the amount of the 2016 annual incentive payout, the “2016 Outstanding Equity Awards at Fiscal Year End” table for a summary of each named executive officer’s vested equity awards, the “2016 Pension Benefits” table for a summary of each named executive officer’s vested pension benefit, and the “2016 Nonqualified Deferred Compensation” table for a summary of each named executive officer’s deferred compensation balance.

Name and Triggering Event		Cash Severance Payment ($)(1)	Incremental Retirement Plan Benefit ($)(2)	Welfare and Other Benefits ($)(3)	Stock Awards ($)(4)	Total ($)(5)
Mr. Boehne
•	Voluntary termination	—	72,180	—	3,296,287	3,368,467
•	Involuntary termination without cause	3,802,500	72,180	29,196	3,296,287	7,200,163
•	CIC	—	—	—	3,296,287	3,296,287
•	Involuntary or good reason termination after a CIC	5,931,555	368,782	50,388	—	6,350,725
•	Death	2,827,500	—	29,196	3,296,287	6,152,983
•	Disability	2,827,500	72,180	29,196	3,296,287	6,225,163
•	Retirement(6)	—	72,180	—	3,296,287	3,368,467
Mr. Wesolowski
•	Voluntary termination	—	—	—	—	—
•	Involuntary termination without cause	727,500	—	14,598	1,483,809	2,225,907
•	CIC	—	—	—	1,483,809	1,483,809
•	Involuntary or good reason termination after a CIC	1,478,850	—	28,664	—	1,507,514
•	Death	485,000	—	—	1,483,809	1,968,809
•	Disability	485,000	—	—	1,483,809	1,968,809
•	Retirement(6)	—	—	—	—	—
Mr. Lawlor
•	Voluntary termination	—	—	—	—	—
•	Involuntary termination without cause	852,800	—	14,598	2,258,343	3,125,741
•	CIC	—	—	—	2,258,343	2,258,343
•	Involuntary or good reason termination after a CIC	1,705,600	—	28,254	—	1,733,854
•	Death	533,000	—	—	2,258,343	2,791,343
•	Disability	533,000	—	—	2,258,343	2,791,343
•	Retirement(6)	—	—	—	—	—
Mr. Symson
•	Voluntary termination	—	—	—	—	—
•	Involuntary termination without cause	1,020,000	—	18,634	1,837,085	2,875,719
•	CIC	—	—	—	1,837,085	1,837,085
•	Involuntary or good reason termination after a CIC	2,040,000	—	1,199,182	—	3,239,182
•	Death	600,000	—	—	1,837,085	2,437,085
•	Disability	600,000	—	—	1,837,085	2,437,085
•	Retirement(6)	—	—	—	—	—
Ms. Knutson
•	Voluntary termination	—	—	—	—	—
•	Involuntary termination without cause	630,000	—	18,634	1,875,165	2,523,799
•	CIC	—	—	—	1,875,165	1,875,165
•	Involuntary or good reason termination after a CIC	1,348,850	—	33,228	—	1,382,078
•	Death	420,000	—	—	1,875,165	2,295,165
•	Disability	420,000	—	—	1,875,165	2,295,165
•	Retirement(6)	—	—	—	—	—

(1)
Amounts listed under “Cash Severance Payment” are payable in a lump sum under the terms of the named executive officer’s employment agreement (Mr. Boehne only), the Executive Severance Plan or the Senior Executive Change in Control Plan, as applicable.

(2)
Represents the actuarial present value of continued pension benefits, calculated using the pension plan’s provisions for a lump sum payment on January 1, 2017, a discount rate of 4.26 percent for the qualified plan and 4.24 percent for the nonqualified plan and the IRS’s required funding mortality.

(3)
Amounts listed under “Welfare and Other Benefits” include: (a) the amount that represents the premiums for continued medical, dental and vision insurance; and (b) the tax gross-up, if any, for the 280G excise and related taxes, as required under the terms of the arrangements described below. There would not have been a tax gross-up for any of our named executive officers, except for Mr. Symson, upon a change in control on December 31, 2016.

(4)	Represents the product of (i) the number of restricted share units outstanding as of December 31, 2016, multiplied by (ii) $19.33 (i.e., the closing market price on December 31, 2016).

(5)	Represents the total payout under each termination category.

(6)	Equity awards vest in full on retirement. Only Mr. Boehne is retirement eligible.

Summary of Various Plans and Arrangements
Employment Agreement for Mr. Boehne
Under Mr. Boehne’s employment agreement, upon an involuntary termination of his employment without “cause,” a voluntary termination of employment by him for “good reason,” or a termination beyond the expiration of the term of the employment agreement, he would be entitled to (i) an amount equal to two times his base salary and target annual incentive, (ii) a pro-rated annual incentive based on actual performance for the year of termination, (iii) medical and dental coverage for two years, and (iv) life insurance coverage through the remainder of the term.
The term “cause” generally includes embezzlement, fraud or other conduct that would constitute a felony; unauthorized disclosure of confidential information; a material breach of the agreement; gross misconduct or gross neglect of duties; failure to cooperate with an internal or regulatory investigation; or a violation of the Company’s written conduct policies or ethics code. The term “good reason” generally includes a material reduction in authority, duties or responsibilities; a requirement that you report to a corporate officer or employee instead of the board of directors; a material diminution in the budget over which you retain authority; a relocation outside of Cincinnati; or a material breach of the employment agreement by the Company.
In exchange for the benefits described above, Mr. Boehne agrees not to (i) disclose the Company’s confidential information; (ii) compete against the Company for six months after termination (12 months if terminated for “cause”); (iii) solicit the Company’s employees or customers for 12 months after termination; or (iv) disparage the Company for 12 months after termination.
Under Mr. Boehne’s employment agreement, upon a termination due to permanent disability or death he (or his estate) would generally be entitled to (i) a pro-rated target annual incentive from January 1 through one year after death or disability, (ii) continued base salary for one year, and (iii) continued medical and dental benefits for two years.
Executive Severance Plan
Each named executive officer other than Mr. Boehne participates in the Executive Severance Plan. Upon an involuntary termination without “cause”, the severance benefit equals: (i) a pro-rated annual incentive, based on actual performance for the entire year, (ii) one times base salary and target annual incentive; (iii) accelerated vesting of Company equity awards, and (iv) continued payment of monthly health care premiums for up to one year (subject to reduction if the participant becomes re-employed). Participants must sign a release of claims against the Company prior to receiving these severance benefits.
Upon a termination due to death or disability, each covered participant would be entitled to a pro-rated annual incentive, based on actual performance for the entire year, and 12 months of base salary.
Long-Term Incentive Plan
Under the terms of the Long-Term Incentive Plan, all outstanding equity awards held by the named executive officers will vest upon a change in control. A change in control generally means (i) the acquisition of a majority of the Company’s voting common shares by someone other than a party to the Scripps Family Agreement; (ii) the disposition of assets accounting for 90 percent or more of the Company’s revenues, unless the parties to the Scripps Family Agreement have a direct or indirect controlling interest in the acquiring entity, or (iii) a change in the membership of the Company’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority.
If a named executive officer dies, becomes disabled or retires, then any equity awards issued under the Company’s Long-Term Incentive Plan will become fully vested.
In August 2015, the Compensation Committee approved a special retention incentive for Ms. Knutson in recognition of her many contributions to the success of the Company. Under this retention incentive, if Ms. Knutson remains employed with the Company and its affiliates through October 9, 2018, she will be deemed to have satisfied the definition of "retirement" upon any subsequent voluntary resignation of her employment for purposes of determining the vesting treatment of her equity awards.
Executive Annual Incentive Plan
Under the Executive Annual Incentive Plan, in the event that a participant’s employment terminates within one year of a “change in control,” the Company or its successor would be required to pay a lump sum amount to the participant equal to the target annual incentive opportunity for the performance period in which the termination occurs.

Senior Executive Change in Control Plan
Each named executive officer participates in the Senior Executive Change in Control Plan. Under this plan, if the executive’s employment is terminated by the Company other than for “cause,” death or disability, or if the executive resigns for “good reason,” within two years after a “change in control,” then the Company or its successor will be obligated to pay or provide the following benefits:

•
A lump sum payment equal to three times for Mr. Boehne and two times for the other named executive officers of the executive’s annual base salary and annual incentive. For this purpose, base salary generally means the highest base salary in effect at any time during the prior three years, and annual incentive generally means the greater of (i) target in the year of termination or (ii) the highest annual incentive earned in the prior three years.

•	Continued medical, dental, vision, disability, life and accidental death insurance coverage for 36 months for Mr. Boehne and 24 months for the other named executive officers.

•
A lump sum payment equal to the actuarial value of the additional benefits under the Company’s qualified and supplemental defined benefit plans that the executive would have received if his or her age (but not years of service) at the time of termination were increased by three years for Mr. Boehne and two years for the other named executive officers, and as if their compensation continued to accrue during the applicable period (but not beyond December 31, 2014).

•	A tax gross up for any excise tax imposed on excess golden parachute payments under Section 280G of the tax code.
Under the Change in Control Plan, the term “cause” generally includes a commission of a felony or an act that impairs the Company’s reputation; willful failure to perform duties; or breach of any material term, provision or condition of employment. The term “good reason” generally includes a reduction in compensation or duties; relocation outside of Cincinnati; or a material breach of the employment terms by the Company. A change in control generally means (i) the acquisition of a majority of the Company’s voting common shares by someone other than a party to the Scripps Family Agreement; (ii) the disposition of assets accounting for 90 percent or more of the Company’s revenues, unless the parties to the Scripps Family Agreement have a direct or indirect controlling interest in the acquiring entity.
2016 Director Compensation
The following table sets forth information regarding the compensation earned in 2016 by non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Charles L. Barmonde	64,000	75,768	—	—	139,768
Kelly P. Conlin	67,000	75,768	—	—	142,768
John W. Hayden	82,000	75,768	—	—	157,768
Anne M. La Dow	64,000	75,768	—	—	139,768
Roger L. Ogden	76,000	75,768	—	2,500	154,268
Mary McCabe Peirce	64,000	75,768	—	—	139,768
J. Marvin Quin	108,000	75,768	203	—	183,971
Kim Williams	76,000	75,768	105	1,250	153,123

(1)
Represents the aggregate grant date fair value of restricted share unit awards granted in 2016, as determined in accordance with FASB ASC Topic 718. See footnote 18 of our 2016 Annual Report for the assumptions used in the valuation of these awards.

(2)
Represents above market earnings to the fixed income account within the 1997 Deferred Compensation and Stock Plan for Directors. Only Mr. Quin and Ms. Williams have a fixed income account. The interest rate Mr. Quin and Ms. Williams received was 3.14% in 2016.

(3)	Represents the charitable contributions made on behalf of our directors by the Scripps Howard Foundation.

The following is a summary of the outstanding stock options and restricted share unit awards held by each non-employee director as of December 31, 2016.

Name	Aggregate Number of Shares Underlying Stock Options Awards (#)	Aggregate Number of Restricted Share Unit Awards (#)
Mr. Barmonde	—	4,826
Mr. Conlin	—	4,826
Mr. Hayden	118,094	4,826
Ms. La Dow	—	4,826
Mr. Ogden	80,138	4,826
Ms. Peirce	—	4,826
Mr. Quin	—	4,826
Ms. Williams	118,094	4,826
Description of Director Compensation Program
The Company’s director compensation program is designed to enhance its ability to attract and retain highly qualified directors and to align their interests with the long-term interests of its shareholders. The program includes a cash component, which is designed to compensate non-employee directors for their service on the board and an equity component, which is designed to align the interests of non-employee directors and shareholders. The Company also provides certain other benefits to non-employee directors, which are described below. Directors who are employees of the Company receive no additional compensation for their service on the board.
Cash Compensation
Each non-employee director is entitled to receive an annual cash retainer of $45,000. Committee chairs also receive an annual retainer as described in the table below. The retainers are paid in equal quarterly installments. Each non-employee director is also entitled to receive a fee for each board meeting and committee meeting attended, as follows:
 Meeting Fees

Board	$2,500
Executive, Compensation and Nominating & Governance Committees	$2,000
Audit Committee	$2,500
Telephonic meeting fees	$1,000
Annual Chair Fees

Lead Director	$25,000
Executive Committee	$3,000
Audit Committee	$15,000
Compensation Committee	$12,000
Nominating & Governance Committee	$6,000

Equity Compensation
In May 2016, non-employee directors serving as of the 2016 Annual Shareholder Meeting received a restricted share unit award equal to $75,000. The Committee, after receiving advice from its independent consultant, attempted to target the equity compensation award to be comparable to the median value of equity compensation granted to directors of our compensation peer group. The restricted share units are paid on the earlier of the first anniversary of the date of grant, at termination of the director’s service on the board or a change in control. The restricted share unit award may be forfeited upon removal from the board for cause.
The board of directors established stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director must own a number of Class A Common Shares with a value equal to three times his or her annual cash retainer by the fifth anniversary of the date elected to the board. For this purpose, the shares may be owned directly, in trust, or through any unvested time-based restricted shares or restricted share units.

Name	Ownership Guidelines by Target Date	Target Number of Shares (based on 1/31/2017 price of $19.48)	Actual Ownership as of 1/31/2017
Mr. Barmonde	3 x Retainer	6,930	7,070
Mr. Conlin	3 x Retainer	6,930	14,637
Mr. Hayden	3 x Retainer	6,930	61,744
Ms. La Dow	3 x Retainer	6,930	17,821
Mr. Ogden	3 x Retainer	6,930	61,787
Ms. Peirce	3 x Retainer	6,930	1,006,932
Mr. Quin	3 x Retainer	6,930	80,609
Ms. Williams	3 x Retainer	6,930	101,034
Other Benefits
In addition to the above compensation, the Scripps Howard Foundation, an affiliate of the Company, matches, on a dollar-for-dollar basis, up to $2,500 annually of charitable contributions made by non-employee directors to qualifying organizations. This program also is available to all Scripps’ employees.
1997 Deferred Compensation and Stock Plan for Directors
A non-employee director may elect to defer payment of all or a designated percentage of the cash compensation received as a director under the Company’s 1997 Deferred Compensation and Stock Plan for Directors. The director may allocate the deferrals between a phantom stock account that credits earnings including dividends, based on the Company’s Class A Common Shares, or to a fixed-income account that credits interest based on the 12-month average of the 10-year treasury rate (as of November of each year), plus 1 percent. The deferred amounts (as adjusted for earnings, interest and losses) are paid to the director at the time he or she ceases to serve as a director or upon a date predetermined by the director, either in a lump sum or annual installments over a specified number of years (not to exceed 15) as elected by the director. Payments generally are made in the form of cash, except that the director may elect to receive all or a portion of the amounts credited to his or her phantom stock account in the form of Class A Common Shares.
* * * * *

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Company’s compensation committee (Mr. Ogden, chair, Ms. Peirce and Ms. Williams) is a current or former employee of the Company. None of our executive officers served as a member of the compensation committee or a director of another company where such company's executive officers served on our Board or compensation committee.
RELATED PARTY TRANSACTIONS
Related Party Transactions
Under its charter, the audit committee of the board of directors is responsible for reviewing any proposed related party transaction. The audit committee has approved a “Statement of Policy With Respect to Related Party Transactions” which recognizes that related party transactions can present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). This policy requires that a related party transaction be consummated or continued only if (i) the audit committee has approved or ratified the transaction, (ii) the transaction is on terms compatible to those that could be obtained in arm’s length dealings with an unrelated third party, (iii) in the case of compensation payable to an executive officer, such compensation has been approved or recommended to the board for approval by the compensation committee, and (iv) the transaction is also approved by the board if the transaction involves the chairman of the board or the chief executive officer of the Company. There were no related party transactions in 2016.
Scripps Family Agreement
The provisions of the Amended and Restated Scripps Family Agreement, dated May 19, 2015 (the “Scripps Family Agreement”) govern the transfer and voting of Common Voting Shares held by the signatories to such agreement (the “Signatories”). The Edward W. Scripps Trust (the “Trust”), the former controlling shareholder of the Company, ended on October 18, 2012 upon the death of Robert P. Scripps, a grandson of the founder. He was the last of Edward W. Scripps’ grandchildren upon whom the duration of the Trust was based. In March and September of 2013, the Trust distributed its Class A Common Shares and Common Voting Shares to the beneficiaries of the Trust, some of whom were minors at the time of distribution (each, a “Minor”). The beneficiaries (other than the Minors), their descendants, members of the John P. Scripps family and trusts for their benefit are Signatories. Common Voting Shares are held on behalf of the Minors in trust arrangements, of which certain Signatories serve as trustees or trust advisors, but such shares are not subject to the Scripps Family Agreement. The Minors may or may not become parties in the future.
Transfer Restrictions. No Signatory to the Scripps Family Agreement may dispose of any Common Voting Shares (except as otherwise summarized below) without first giving other Signatories and the Company the opportunity to purchase such shares. Signatories may not convert Common Voting Shares into Class A Common Shares except for a limited period of time after giving other Signatories and the Company such opportunity and in certain other limited circumstances.
Signatories may transfer Common Voting Shares (1) to lineal descendants or (2) by gift or testamentary transfer to (a) lineal descendants of Robert Paine Scripps or John P. Scripps (b) any trust for the benefit of such descendant, the spouse of such descendant or a charitable organization controlled, directly or indirectly, by such descendants, or for which the power to vote and dispose of the Common Voting Shares is directed by family descendant, or (c) any entity or charitable organizations controlled, directly or indirectly, by such descendants, or for which the power to vote and dispose of the Common Voting Shares is directed by family descendants. However, such transfers are valid only if each recipient (including, when applicable, the trustees and other persons with voting and dispositive power with respect to any trust, charitable organization or entity into which such shares are transferred) becomes party to the Scripps Family Agreement effective upon receipt of the shares. Additionally, Signatories may transfer Common Voting Shares by testamentary transfer or through family trusts to their spouses provided such shares are converted to Class A Common Shares, and may pledge such shares as collateral security provided that the pledgee agrees to be bound by the terms of the Scripps Family Agreement. If title to any such shares subject to any trust is transferred to anyone other than a descendant of Robert Paine Scripps or John P. Scripps, or if a person who is a descendant of Robert Paine Scripps or John P. Scripps acquires outright any such shares held in trust but is not or does not become a party to the Scripps Family Agreement, such shares shall be deemed to be offered for sale pursuant to the Scripps Family Agreement and trigger the purchase rights of the other Signatories and the Company described above. Any valid transfer of Common Voting Shares made by Signatories without compliance with the Scripps Family Agreement will result in automatic conversion of such shares to Class A Common Shares.
Voting Provisions. The Scripps Family Agreement provides that the Company will call a meeting of the Signatories prior to each annual or special meeting of the shareholders of the Company. At each of these meetings, the Company will submit to the Signatories each matter, including election of directors, that the Company will submit to its shareholders at the Annual Meeting or special meeting with respect to which the meeting under the Scripps Family Agreement has been called. Each Signatory is entitled, either in person or by proxy, to cast one vote for each Common Voting Share owned of record or beneficially by him or her on each such matter brought for a vote at the family meeting. Each Signatory is bound by the decision reached by majority vote with respect to each such matter and, at the related annual or special meeting of the shareholders of the Company, each Signatory must vote his or her Common Voting Shares in accordance with the decisions reached at the family meeting.

Duration of the Scripps Family Agreement. The provisions restricting transfer of Common Voting Shares under the Scripps Family Agreement will continue until 21 years after the death of the last survivor of the descendants of Robert Paine Scripps and John P. Scripps alive when the Trust terminated. The provisions of the Scripps Family Agreement governing the voting of Common Voting Shares are effective for a 10-year period (October 18, 2012, to October 18, 2022) and may be renewed for additional 10-year periods.

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE TO
APPROVE NAMED EXECUTIVE OFFICER
COMPENSATION

(Item 2 on Proxy Card for Vote by Common Voting Shares only)
At the 2011 annual meeting, the holders of Common Voting Shares approved the Company’s recommendation to have an advisory (non-binding) vote to approve named executive officer compensation (a so-called “say-on-pay” vote) on an annual basis. The advisory vote is a non-binding vote on the compensation of the Company’s “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement.
The vote under this Proposal 2 is advisory, and therefore not binding on the Company, the board or our Compensation Committee. However, our board, including our Compensation Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.
Holders of Common Voting Shares will be asked at the Annual Meeting of Shareholders to approve the following resolution pursuant to this Proposal 2:
RESOLVED, that the holders of the Common Voting Shares of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure and related material, set forth in the Company’s definitive proxy statement for the 2017 Annual Meeting of Shareholders.
Approval of this Proposal requires the affirmative vote of a majority of the votes cast in person or by proxy of the Common Voting Shares represented and entitled to vote at the meeting. The Board of Directors recommends that holders of such shares vote FOR the approval of Proposal 2. Proxies for Common Voting Shares solicited by the board will be voted FOR Proposal 2 unless shareholders specify a contrary choice in their proxies. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of Proposal 2. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against Proposal 2.

Equity Compensation Plan Information
The following table provides information as of December 31, 2016, about our equity compensation plans under which awards are currently outstanding.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,705,186	(1)(3)(4)	$6.81	5,770,124	(2)
Equity compensation plans not approved by security holders	—		$—	—
Total	1,705,186		$6.81	5,770,124

(1)
Includes the following plans: Long-Term Incentive Plan (“LTIP”), which encompasses the issuance of stock options, restricted shares, performance-based restricted shares, restricted share units; Employee Stock Purchase Plan; and Deferred Compensation and Stock Plan for Directors (“DCSPD”).

(2)
Includes 1,264,859 shares reserved for future issuance of shares related to the ESPP. The maximum number of shares that may be issued pursuant to awards other than stock options under the LTIP is 4,505,265.

(3)
Includes 1,159,745 time-based restricted share units, but excludes 260,062 of performance-based restricted share units at the target level. The performance-based restricted share units were not earned and subsequently forfeited. The actual number of restricted share units delivered under the LTIP was determined on February 21, 2017, and is set forth in the "Number of Shares or Units of Stock that have Not Vested" column of the Outstanding Equity Awards at Fiscal Year-End table of this proxy statement. These shares are not included in the weighted average exercise price. The executives have no rights to vote with respect to the underlying restricted share units until the date on which the actual number of shares are determined and issued to the executive. The executives are entitled to dividend equivalents if and when dividends are paid on Class A Common Shares.

(4)
Includes 58,527 phantom shares credited to the accounts of directors under the DCSPD that will be paid in Class A Common Shares. These shares are not included in the weighted average exercise price. Under the DCSPD, a non-employee director may elect to defer payment of the cash compensation received as a director. The director may allocate the deferrals between a phantom stock account that credits earnings including dividends, based on the Company’s Class A Common Shares, or to a fixed income account. The deferrals are paid to the director at the time he or she ceases to serve as a director or upon a date predetermined by the director. Payments may be made in cash, Class A Common Shares, or a combination of cash and shares.

PROPOSAL 3

ADVISORY (NON-BINDING) VOTE ON THE
FREQUENCY OF SAY-ON-PAY VOTE

(Item 3 on Proxy Card for Vote by Common Voting Shares)

We are also required by the Dodd-Frank Act to provide the holders of Common Voting Shares with a separate advisory (non-binding) vote for the purpose of asking them to express their preference for the frequency of future say-on-pay votes. The holders of Common Voting Shares may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years or may abstain from voting. We are required to solicit shareholder votes on the frequency of future say-on-pay proposals at least once every six years, although we may seek shareholder input more frequently.
The frequency period that receives the most votes (every one, two or three years) of the Common Voting Shares represented and entitled to vote at the meeting will be deemed to be the recommendation of the shareholders. Nonetheless, because this vote is advisory and not binding on the board or the Company, the board may decide that it is in the best interests of the holders of our Common Voting Shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by a plurality of the holders of our Common Voting Shares.
The board has considered the frequency of an advisory vote on executive compensation and believes that a vote every year is the most appropriate alternative for the Company. In reaching its recommendation, our Board considered the ownership structure and the elements of our compensation programs.
The Board of Directors recommends that holders of Common Voting Shares vote FOR a frequency of every year on this Proposal. Proxies for Common Voting Shares solicited by the board will be voted for a frequency of every year on this proposal, unless shareholders specify a contrary choice in their proxies. Broker non-votes on Proposal 3 will have no effect on the voting results for that matter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10 percent of the Company’s Class A Common Shares (“10 percent shareholders”), to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Class A Common Shares and other equity securities of the Company. Officers, directors and 10 percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).
To the Company’s knowledge, based solely on a review of the copies of reports furnished to the Company and written representations from directors and officers that no other reports are required for the year ended December 31, 2016, all Section 16(a) requirements applicable to the Company’s executive officers, directors and 10 percent shareholders were complied with in a timely manner during 2016.
ENGAGEMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
At its February 20, 2017, meeting, the audit committee of the board of directors approved the appointment of Deloitte as independent registered public accountants for the Company for the year ending December 31, 2017. A representative of Deloitte, the Company’s independent registered public accounting firm during 2016, is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if he or she desires and respond to appropriate questions.
SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING
Any shareholder proposals intended to be presented at the Company’s 2018 Annual Meeting of Shareholders must be received by the Company at 312 Walnut Street, Suite 2800, Cincinnati, Ohio, 45202, on or before November 24, 2017, and must otherwise comply with the Securities and Exchange Commission’s rules, to be considered for inclusion in our proxy materials for the Company’s 2018 Annual Meeting of Shareholders. Such proposals should be submitted by certified mail, return receipt requested.
If a shareholder intends to raise a proposal at the Company’s 2018 Annual Meeting of Shareholders that he or she does not seek to have included in the Company’s proxy materials, the shareholder must notify the Company of the proposal on or before February 5, 2018. If the shareholder fails to notify the Company, the Company’s proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if raised at the 2018 Annual Meeting of Shareholders, whether or not there is any discussion of such proposal in the 2018 proxy statement.

OTHER MATTERS
The presence of any shareholder at the meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by submitting a new proxy with a later date, notifying the Company’s secretary in writing before the meeting, or voting in person at the meeting.
The persons named in the enclosed proxy, or their substitutes, will vote the shares represented by such proxy at the meeting. The forms of proxy for the two classes of shares permit specification of a vote for persons nominated for election as directors by each such class of stock, as set forth under “Election of Directors” above, and the withholding of authority to vote in the election of such directors or the withholding of authority to vote for one or more specified nominees. Where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, such shares will be voted to elect directors as set forth under “Election of Directors.”
With respect to Proposal 2 and Proposal 3, upon which the holders of the Common Voting Shares will vote, where a choice has been specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made with respect to these proposals, such shares will be voted in favor of Proposal 2 and to select an annual vote on executive compensation pursuant to Proposal 3.
Under Ohio law and the Company’s Amended Articles of Incorporation, broker non-votes and abstaining votes will not be counted in favor of or against any nominee but will be counted as present for purposes of determining whether a quorum is present at the meeting. Director nominees who receive the greatest number of affirmative votes will be elected directors. The proposal to approve executive compensation must receive the affirmative vote of a majority of the Company’s Common Voting Shares cast at the meeting in person or by proxy. With regard to the proposal to approve the frequency of votes on executive compensation, the frequency receiving the greatest number of affirmative votes by the Company's Common Voting Shares will be deemed the recommendation of the Common Voting Shares. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the Common Voting Shares cast at the meeting in person or by proxy. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. The Company does not know of any other matter that will be presented for action at the meeting, and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the meeting.
The Signatories to the Scripps Family Agreement have informed the Company that at a meeting of the Signatories held pursuant to the Scripps Family Agreement on March 10, 2017, the Signatories approved election of the eight nominees for the director positions elected by the holders of Common Voting Shares, approved Proposal 2 and approved an annual vote on executive compensation pursuant to Proposal 3. Accordingly, based on such approval, the Signatories will vote the Common Voting Shares held of record by them in favor of such nominees, for Proposal 2 and for an annual vote on executive compensation on Proposal 3 at the Annual Meeting of Shareholders.

By order of the board of directors,

Julie L. McGehee, Esq.
Secretary and Vice President

March 23, 2017

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20105-P86020-Z69315

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE E.W. SCRIPPS COMPANY

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees:	For	Withhold	Directors Recommend
1a. Roger L. Ogden	☐	☐	For
1b. J. Marvin Quin	☐	☐	For
1c. Kim Williams	☐	☐	For

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E20106-P86020-Z69315

THE E.W. SCRIPPS COMPANY
Annual Meeting of Shareholders
May 2, 2017 4:00 PM (Local Time)
This proxy is solicited by the Board of Directors

The undersigned appoints Timothy M. Wesolowski and Julie L. McGehee, each with full power of substitution, to act as proxies for the undersigned, and to vote all Class A Common Shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Tuesday, May 2, 2017 at 4:00 p.m. (Local Time) at the Scripps Center 10th Floor Conference Center, 312 Walnut Street, Cincinnati, OH 45202, and any and all adjournments thereof, as set forth on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted:

FOR the nominees for directors specified

Continued and to be signed on reverse side

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20107-P86020-Z69315

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE E.W. SCRIPPS COMPANY

The Board of Directors recommends you vote FOR Proposals 1 and 2 and 1 Year on Proposal 3.

1. Election of Directors

Nominees:

	For	Withhold	Directors Recommend
1a. Charles L. Barmonde	☐	☐	For
1b. Richard A. Boehne	☐	☐	For
1c. Kelly P. Conlin	☐	☐	For
1d. John W. Hayden	☐	☐	For
1e. Anne M. La Dow	☐	☐	For
1f. R. Michael Scagliotti	☐	☐	For
1g. Adam P. Symson	☐	☐	For
1h. Peter B. Thompson	☐	☐	For

	For	Against	Abstain	
2. Advisory (non-binding) vote to approve named executive officer compensation.	☐	☐	☐	For

	1 Year	2 Years	3 Years	Abstain	
3. Advisory (non-binding) vote on the frequency of say-on-pay vote.	☐	☐	☐	☐	1 Year

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E20108-P86020-Z69315

THE E.W. SCRIPPS COMPANY
Annual Meeting of Shareholders
May 2, 2017 4:00 PM (Local Time)
This proxy is solicited by the Board of Directors

The undersigned appoints Timothy M. Wesolowski and Julie L. McGehee, each with full power of substitution, to act as proxies for the undersigned, and to vote all Common Shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Tuesday, May 2, 2017 at 4:00 p.m. (Local Time) at the Scripps Center 10th Floor Conference Center, 312 Walnut Street, Cincinnati, OH 45202, and any and all adjournments thereof, as set forth on the reverse side.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted:

FOR the nominees for directors specified, FOR item 2 and 1 Year for item 3

Continued and to be signed on reverse side